EXHIBIT 99.2

Part II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following information is provided in connection with, and should be read in conjunction with, the consolidated financial statements included in this Annual Report on Form 10-K. We operate on a fiscal year ending on April 30. The following discussion and analysis is for the fiscal year ended April 30, 2015.

Overview

We are a self-advised equity real estate investment trust, or REIT, engaged in owning and operating income-producing real properties. Our investments include multifamily residential properties and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Our commercial properties consist of healthcare, industrial and other. Since January 2015, we have concentrated on multifamily and healthcare property acquisitions, and are exploring the potential sale of substantially all of our office and retail properties.

As of April 30, 2015, our real estate portfolio consisted of 100 multifamily properties containing 11,844 apartment units and having a total real estate investment amount net of accumulated depreciation of $766.1 million, and 149 commercial properties containing approximately 9.6 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $882.9 million.     Of the commercial properties, 66 properties containing approximately 5.0 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $416.0 million were classified as both held for sale and discontinued operations in fiscal year 2016.

Our primary source of income and cash is rents associated with multifamily and commercial leases.  Our business objective is to increase shareholder value by employing a disciplined investment strategy. This strategy is implemented by growing income-producing assets in desired geographical markets in real estate classes we believe will provide a consistent return on investment for our shareholders. We have paid quarterly distributions continuously since our first distribution in 1971.

Critical Accounting Policies

Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements included in this Annual Report on Form 10-K.

Real Estate. Real estate is carried at cost, net of accumulated depreciation, less an adjustment for impairment, if any. Depreciation requires an estimate by management of the useful life of each property as well as an allocation of the costs associated with a property to its various components. As described further below, the process of allocating property costs to its components involves a considerable amount of subjective judgments to be made by Company management. If the Company does not allocate these costs appropriately or incorrectly estimates the useful lives of its real estate, depreciation expense may be misstated. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The Company uses a 20-40 year estimated life for buildings and improvements and a 5-12 year estimated life for furniture, fixtures and equipment. Maintenance and repairs are charged to operations as incurred. Renovations and improvements that improve and/or extend the useful life of the asset are capitalized over their estimated useful life, generally five to ten years.

Upon acquisitions of real estate, the Company assesses the fair value of acquired tangible assets (including land, buildings and personal property), which is determined by valuing the property as if it were vacant, and considers whether there were significant intangible assets acquired (for example, above-and below-market leases, the value of acquired in-place leases, and tenant relationships) and assumed liabilities, and allocates the purchase price based on these assessments. The as-if-vacant value is allocated to land, buildings, and personal property based on management’s determination of the relative fair value of these assets. Techniques used to estimate fair value include discounted cash flow analysis and reference to recent sales of comparable properties. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. Land value is assigned based on the purchase price if land is acquired separately, or based on a relative fair value allocation if acquired in a merger or in a portfolio acquisition.

Other intangible assets acquired include amounts for in-place lease values that are based upon the Company’s evaluation of the specific characteristics of the leases. Factors considered in the fair value analysis include an estimate of carrying costs and foregone rental income during hypothetical expected lease-up periods, considering current market conditions, and costs to execute similar leases. The Company also considers information about each property obtained during its pre-acquisition due diligence, marketing and leasing activities in estimating the relative fair value of the tangible and intangible assets acquired.

The Company follows the real estate project costs guidance in ASC 970, Real Estate — General in accounting for the costs of development and re-development projects. As real estate is undergoing development or redevelopment, all project costs directly associated with and attributable to the development and construction of a project, including interest expense and real estate tax expense, are capitalized to the cost of the real property. The capitalization period begins when development activities and expenditures begin and ends upon completion, which is when the asset is ready for its intended use. Generally, rental property is considered substantially complete and ready for its intended use upon completion of tenant improvements (in the case of commercial properties) or upon issuance of a certificate of occupancy (in the case of multifamily properties). General and administrative costs are expensed as incurred.

Property sales or dispositions are recorded when title transfers and sufficient consideration is received by the Company and the Company has no significant continuing involvement with the property sold.

Real Estate Held For Sale.  Properties are classified as held for sale when they meet the necessary criteria, which include:  (a) management, having the authority to approve the action, commits to a plan to sell the asset and (b) the sale of the asset is probable and expected to be completed within one year.  The Company generally considers these criteria met when the transaction has been approved by our Board of Directors, there are no known significant contingencies related to the sale and management believes it is probable that the sale will be completed within one year. Real estate held for sale is stated at the lower of its carrying amount or estimated fair value less disposal costs. Depreciation is not recorded on assets classified as held for sale.

Prior to February 1,  2014, the Company reported, in discontinued operations, the results of operations and the related gains or losses of properties that had either been disposed of or classified as held for sale and otherwise met the classification of a discontinued operation. Effective February 1, 2014 the Company adopted Accounting Standards Update (“ASU”) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360):  Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under this standard, a disposal (or classification as held for sale) of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.

As a result of the adoption of ASU No. 2014-08, results of operations and gains or losses on sale for properties that are disposed or classified as held for sale in the ordinary course of business on or subsequent to February 1, 2014 would generally be included in continuing operations on the Company’s consolidated statements of operations, to the extent such disposals did not meet the criteria for classification as a discontinued operation described above.

Impairment.  The Company periodically evaluates its long-lived assets, including its investments in real estate, for impairment indicators. The impairment evaluation is performed on assets by property such that assets for a property form an asset group. The judgments regarding the existence of impairment indicators are based on factors such as operational performance, market conditions, expected holding period of each asset group and legal and environmental concerns. If indicators exist, the Company compares the expected future undiscounted cash flows for the long-lived asset group against the carrying amount of that asset group. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the asset group, an impairment loss is recorded for the difference between the estimated fair value and the carrying amount of the asset group. If our anticipated holding period for properties, the estimated fair value of properties or other factors change based on market conditions or otherwise, our evaluation of impairment charges may be different and such differences could be material to our consolidated financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

Allowance for Doubtful Accounts. The Company periodically evaluates the collectibility of amounts due from tenants and maintains an allowance for doubtful accounts (approximately $438,000 as of April 30, 2015) for estimated losses resulting from the inability of tenants to make required payments under their respective lease agreements. The Company also maintains an allowance for deferred rents receivable arising from the straight-lining of rents (approximately $718,000 as of April 30, 2015). The straight-lining of rents receivable arises from earnings recognized in excess of amounts currently due under lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. If estimates differ from actual results this would impact reported results.

Revenue Recognition.  The Company has the following revenue sources and revenue recognition policies:

•             Base Rents - income arising from tenant leases. These rents are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent increases and abated rent under the leases.  Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. Rental revenue is recorded for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants for rents that it expects to collect over the remaining lease term as deferred rents receivable. When the Company acquires a property, the term of the existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Revenue recognition is considered to be critical because the evaluation of the reliability of such deferred rents receivable involves management’s assumptions relating to such tenant’s viability.

•             Percentage Rents - income arising from tenant leases which are contingent upon the sales of the tenant exceeding a defined threshold. These rents are recognized only after the contingency has been removed (i.e., sales thresholds have been achieved).

•             Expense Reimbursement Income — revenue arising from tenant leases, which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective property. This revenue is accrued in the same periods as the expenses are incurred.

Income Taxes. The Company operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Internal Revenue Code. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a distribution to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. The Company intends to distribute to its shareholders 100% of its taxable income. Therefore, no provision for Federal income taxes is required. If the Company fails to distribute the required amount of income to its shareholders, it would fail to qualify as a REIT and substantial adverse tax consequences may result.

The Company has one TRS, acquired during the second quarter of fiscal year 2014, which is subject to corporate federal and state income taxes on its taxable income at regular statutory rates.  For fiscal year 2015, the Company estimates that the TRS will have no taxable income. There were no income tax provisions or material deferred income tax items for our TRS for the fiscal years ended April 30, 2015 and 2014.  The Company’s TRS is the tenant in the Company’s Legends at Heritage Place senior housing facility.

The Company’s taxable income is affected by a number of factors, including, but not limited to, the following:  that the Company’s tenants perform their obligations under their leases with the Company and that the Company’s tax and accounting positions do not change.  These factors, which impact the Company’s taxable income, are subject to change, and many are outside the control of the Company. If actual results vary, the Company’s taxable income may change.

Recent Accounting Pronouncements

For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, please refer to Note 2 to our consolidated financial statements appearing elsewhere in this Annual Report on Form 10-K.

Fiscal 2015 Significant Events and Transactions

During fiscal year 2015, the Company has successfully completed the following significant transactions, including acquisition, development, disposition, and financing transactions, and experienced the following significant events:

Acquisitions, Dispositions, and Development Projects Placed in Service:

During fiscal year 2015, the Company added approximately 1,027 apartment units to its multifamily portfolio, through its acquisition of four multifamily properties and the placement in service of five multifamily development projects. The Company sold one multifamily property, with a total of 83 units, for a net addition to the Company’s multifamily portfolio in fiscal year 2015 of approximately 944 apartment units.

The Company also acquired a number of parcels of unimproved land in Minnesota and North Dakota for possible future development, for purchase prices totaling approximately $14.5 million, including the $4.7 million value of the land contributed by the Company’s joint venture partner in a development project in Minnesota.

During fiscal year 2015, in addition to its sale of one multifamily project, the Company sold 19 industrial, retail, office and unimproved properties in Minnesota, North Dakota, Wisconsin and Montana for sales prices totaling approximately $71.6 million.

Development Projects in Progress:

During fiscal year 2015, the Company began construction of its 57,479 square foot expansion project at its Edina 6565 property in Edina, Minnesota; 72,895 square foot PrairieCare Medical project in Brooklyn Park, Minnesota; 7,963 square foot Minot Southgate Retail project in Minot, North Dakota; 163-unit Deer Ridge apartment project in Jamestown, North Dakota; and 241-unit 71 France apartment project in Edina, Minnesota, which is owned by a joint venture in which the Company is an approximately 52.6% partner.

During fiscal year 2015 construction continued on the Company’s 251-unit Cardinal Point apartment project in Grand Forks, North Dakota and 288-unit Renaissance Heights I apartment project in Williston, North Dakota, which is owned by a joint venture in which the Company is an approximately 70.0% partner. The Company is also continuing to rebuild the two buildings at its Chateau apartments property that were destroyed by fire in December 2013.

Amendment to Credit Facility:

On October 29, 2014, the Company’s Operating Partnership entered into a First Amendment to Amended and Restated Loan Agreement with First International Bank & Trust as lead bank. Under this amendment, the commitment amount was increased from $72.0 million to $90.0 million initially, and may be increased up to $100.0 million upon meeting various conditions.

New Construction Loan:

On January 22, 2015, a joint venture entity in which the Company owns a 53% interest entered into a Construction Loan Agreement with a borrowing capacity of up to $50.75 million to construct a multifamily apartment facility with commercial retail space in Edina, Minnesota. The construction loan agreement has a maturity date of July 1, 2018, is interest-only until maturity, has a variable interest rate and includes a one year extension option. It is fully-recourse to and guaranteed by the Company’s Operating Partnership and IRET, Inc. The loan was placed with PNC Bank, NA as administrative agent for the lenders.

Non-Payment of Non-Recourse Loan

On April 14, 2015, the Company received a default notice regarding the $122.6 million non-recourse loan between a Company subsidiary as borrower and Citigroup Global Markets Realty Corp as lender due to a nonpayment on April 6, 2015. The aggregate estimated fair value of the assets securing this loan is less than the outstanding loan balance of $122.6 million. This loan matures in October 2016 and has an interest rate of 5.93%. The Company cannot predict the outcome of the discussions with the special servicer on this loan.

Update in Strategic Plan:

In January 2015, the Company announced an update of its strategic plan. The update includes exploring the potential sale of substantially all of its office and retail properties during the calendar year of 2015 and directing new investments primarily towards multifamily and healthcare properties.

Changes in Executive Officers and Board of Trustees:

On February 9, 2015, Mr. Thomas Wentz, Jr. resigned as Executive Vice President and Chief Operating Officer of the Company and from its Board of Trustees to pursue other opportunities.

On February 13, 2015, Diane K. Bryantt was promoted to Executive Vice President and Chief Operating Officer of the Company; Ted E. Holmes was promoted to Executive Vice President and Chief Financial Officer; Mark W. Reiling was promoted to Executive Vice President and Chief Investment Officer; and Nancy Andersen was promoted to Vice President and Principal Accounting Officer.

On February 25, 2015, Pamela J. Moret was appointed as a Trustee of the Company’s Board of Trustees.

Market Conditions and Outlook

The Company experienced improving trends in a majority of its apartment investments in fiscal year 2015.  Same-store revenues for the portfolio outpaced same-store expenses and occupancy reached our target 95% at fiscal year end on same store-assets. Same-store revenues in the segment increased 3.4% over the prior fiscal year primarily driven by an increase in scheduled rent in all of our markets ranging from a 0.4% increase in Topeka, KS to 5.4% in Bismarck, ND.  Demand was also strong for the 798 apartment units the Company placed in service during fiscal year 2015. However, the Company’s ability to maintain occupancy levels and raise rents remains dependent on continued healthy employment and wage growth. The Company has continued to observe considerable multifamily development activity in the Company’s markets, and as this new construction is completed and leased, the Company will experience increased competition for residents. However, based on information available to the Company, apartment developers in our markets are currently seeing increases in construction costs for potential new apartment developments, which may slow new developments in our markets.  The U.S. economic outlook through 2017 is forecasted to be good according to U.S. Bureau of Labor Statistics and Moody’s Analytics.  Businesses are adding jobs and for the first time in this phase of the economic cycle we are seeing meaningful wage growth.  There is an attitudinal shift also occurring toward renting by professional millennials and to lesser, although growing degree, by baby boomers.  These trends are beneficial to apartment owners.

The Company’s office segment, mostly concentrated in Minnesota, continued to be affected by a number of adverse macro conditions. Demand for office space is mixed, with space absorption in the Minneapolis market in particular concentrated in prime locations, and suburban office properties continuing to lag in terms of occupancy. Businesses appear to be maintaining their goal of increasing the density of their work spaces by placing more employees in less total square footage.  The demand is strongest for modern office buildings which are in short supply due the lack of new construction of this class of building.  The Company’s office buildings are mostly class B, which class has the greatest supply and only modest and selective demand. As a result, we have been unable to effectively compete for the limited number of tenant prospects in the market.  The Company continues to expect a slow and uneven recovery in its office segment.  Additionally, there is a movement by tenants to the urban cores to attract and retain the best workers.  Most of IRET’s office portfolio is suburban.

The Company’s healthcare segment consists of medical office properties and senior housing facilities. The medical office sector remains stable with high occupancy and modest rent increases.  The Company’s senior housing assets continue to benefit from the strengthening recovery in the housing market, as occupancy trends are closely aligned with the ability of seniors to sell their homes in anticipation of moving to a senior care facility.

Both the industrial and retail property markets continue to improve. The Company’s industrial properties are located primarily in the Minneapolis market, and all of these Minneapolis properties are 83.4% leased. The demand for bulk warehouse and manufacturing space in the Company’s markets is healthy, with rents generally rising.  The retail recovery is evident in regard to the Company’s Minneapolis-metro and grocery-anchored retail properties, which are performing well.  Locations outside the Minneapolis-metro area experience less demand, although improving.  There is little new construction in our markets, which bodes well going forward.

The Company is in process of selling substantially all of its commercial office and retail properties.  In an update to its strategic plan previously announced, the Company is narrowing its property focus.  Sale proceeds are intended to be used toward portfolio deleveraging and investments in multifamily and healthcare.

Same-Store and Non-Same-Store Properties

Throughout this Annual Report on Form 10-K, we have provided certain information on a same-store and non-same-store properties basis. Information provided on a same-store properties basis includes the results of properties that we have owned and operated for the entirety of both periods being compared (except for properties for which significant redevelopment or expansion occurred during either of the periods being compared, and properties classified as discontinued operations), and which, in the case of development or re-development properties, have achieved a target level of occupancy of 90% for multifamily properties and 85% for healthcare and industrial properties.

For the comparison of fiscal years 2015 and 2014, all or a portion of 39 properties were non-same-store, of which non-same-store properties 11 were redevelopment or in-service development properties. For the fiscal year 2015 to 2014 comparison, all or a portion of 29 properties were added to non-same-store and all or a portion of 14 properties were moved to same-store compared to the designations for the fiscal year 2014 to 2013 comparison. For the comparison of fiscal years 2014 and 2013, all or a portion of 24 properties were non-same-store, of which non-same-store properties 11 were redevelopment or in-service development properties.

While there are judgments to be made regarding changes in designation, we typically move properties from same-store to non-same-store when redevelopment has or is expected to have a significant impact on property net operating income within the fiscal year. Sold properties and properties designated as held for sale are moved to the non-same store category when so classified, and acquisitions are moved to same-store once we have owned the property for the entirety of comparable periods and the property is not under significant redevelopment or expansion. Our development projects in progress are not included in our non-same-store properties category until they are placed in-service, which occurs upon the substantial completion of a commercial property, and upon receipt of a certificate of occupancy, in the case of a multifamily development project. They are then subsequently moved from non-same-store to same-store when the property has been in-service for the entirety of both periods being compared and has reached the target level of occupancy specified above.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The discussion that follows is based on our consolidated results of operations for the fiscal years ended April 30, 2015, 2014 and 2013.

	(in thousands) Year Ended April 30,			2015 vs. 2014		2014 vs. 2013
	2015	2014	2013	$ Change	% Change	$ Change	% Change
Real estate rentals	$181,261	$165,465	$151,083	$15,796	9.5%	$14,382	9.5%
Tenant reimbursement	19,734	19,914	18,650	(180)	(0.9)%	1,264	6.8%
TRS senior housing revenue	3,520	1,627	0	1,893	116.4%	1,627	n/a
TOTAL REVENUE	204,515	187,006	169,733	17,509	9.4%	17,273	10.2%
Depreciation/amortization related to real estate investments	50,886	49,153	41,602	1,733	3.5%	7,551	18.2%
Utilities	13,388	13,605	11,363	(217)	(1.6)%	2,242	19.7%
Maintenance	20,063	19,435	17,062	628	3.2%	2,373	13.9%
Real estate taxes	20,039	19,035	18,223	1,004	5.3%	812	4.5%
Insurance	4,760	4,090	2,801	670	16.4%	1,289	46.0%
Property management expenses	14,707	13,526	11,713	1,181	8.7%	1,813	15.5%
Other property expenses	876	114	1,008	762	668.4%	(894)	(88.7)%
TRS senior housing expenses	2,997	1,331	0	1,666	125.2%	1,331	n/a
Administrative expenses	11,824	10,743	8,494	1,081	10.1%	2,249	26.5%
Other expenses	2,010	2,129	2,171	(119)	(5.6)%	(42)	(1.9)%
Amortization related to non-real estate investments	889	916	828	(27)	(2.9)%	88	10.6%
Impairment of real estate investments	4,663	7,700	0	(3,037)	(39.4)%	7,700	n/a
TOTAL EXPENSES	147,102	141,777	115,265	5,325	3.8%	26,512	23.0%
Gain on involuntary conversion	0	2,480	5,084	(2,480)	(100.0)%	(2,604)	(51.2)%
Operating income	57,413	47,709	59,552	9,704	20.3%	(11,843)	(19.9)%
Interest expense	(40,071)	(39,619)	(40,441)	(452)	1.1%	822	(2.0)%
Interest income	2,238	1,906	220	332	17.4%	1,686	766.4%
Other income	718	242	512	476	196.7%	(270)	(52.7)%
Income before income from sale of real estate and other investments and income from discontinued operations	20,298	10,238	19,843	10,060	98.3%	(9,605)	(48.4)%
Gain (loss) from sale of real estate and other investments	6,093	(51)	0	6,144	(12,047.1)%	(51)	n/a
Income from continuing operations	26,391	10,187	19,843	16,204	159.1%	(9,656)	(48.7)%
Income (loss) from discontinued operations	2,293	(27,127)	10,129	29,420	(108.5)%	(37,256)	(367.8)%
NET INCOME (LOSS)	28,684	(16,940)	29,972	45,624	(269.3)%	(46,912)	(156.5)%
Net loss (income) attributable to noncontrolling interests — Operating Partnership	(1,526)	4,676	(3,633)	(6,202)	(132.6)%	8,309	(228.7)%
Net income attributable to noncontrolling interests — consolidated real estate entities	(3,071)	(910)	(809)	(2,161)	237.5%	(101)	12.5%
Net income (loss) attributable to Investors Real Estate Trust	24,087	(13,174)	25,530	37,261	(282.8)%	(38,704)	(151.6)%
Dividends to preferred shareholders	(11,514)	(11,514)	(9,229)	0	0.0%	(2,285)	24.8%
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$12,573	$(24,688)	$16,301	37,261	(150.9)%	(40,989)	(251.5)%

Revenues.  Total revenues increased by 9.4% to $204.5 million in fiscal year 2015, compared to $187.0 million in fiscal year 2014. Total revenues increased by 10.2% to $187.0 million in fiscal year 2014, compared to $169.7 million in fiscal year 2013. These increases were primarily attributable to the addition of new income-producing real estate properties.

For fiscal year 2015, the increase in revenue of $17.5 million resulted from:

(in thousands)
Rent fiscal year 2015 primarily from properties acquired and development projects placed in service in fiscal year 2015	$6,616
Rent in fiscal year 2015 primarily from properties acquired and development projects placed in service in fiscal year 2014 in excess of that received in fiscal year 2014 from the same properties	7,169
Increase in rent on same-store properties, excluding straight line rent(1)	4,851
Net change in straight line rent on same-store properties(1)	(966)
Decrease in rent from properties sold or classified as held for sale in fiscal years 2015 and 2014	(2,054)
TRS senior housing revenue in excess of that received in fiscal year 2014(2)	1,893
Increase in total revenue	$17,509

(1)         See analysis of NOI by segment below for additional information.

(2)         See discussion in TRS Senior Housing Expenses paragraph below.

For fiscal year 2014, the increase in revenue of $17.3 million resulted from:

(in thousands)
Rent primarily from properties acquired and development projects placed in service in fiscal year 2014	$4,488
Rent in Fiscal 2014 primarily from properties acquired and development projects placed in service in fiscal year 2013 in excess of that received in 2013 from the same properties	6,685
Increase in rent on same-store properties due primarily to increased rental revenue and tenant reimbursements in the commercial segments and increased rental rates in the multifamily segment(1)	4,473
TRS senior housing revenue in excess of that received in fiscal year 2013(2)	1,627
Increase in total revenue	$17,273

(1)         See analysis of NOI by segment below for additional information.

(2)         See discussion in TRS Senior Housing Expenses paragraph below.

As illustrated above, the majority of the increase in our gross revenue for fiscal years 2015 and 2014 resulted from the addition of new income-producing real estate properties to our portfolio. Rental revenue from same-store properties increased by $3.9 million and $4.5 million in fiscal years 2015 and 2014, respectively.

Depreciation/Amortization Related to Real Estate Investments. Depreciation/amortization related to real estate investments increased in fiscal year 2015 to $50.9 million compared to $49.2 million in fiscal year 2014, primarily due to the addition of depreciable assets from acquisitions, development projects placed in service and capital improvements.

Depreciation/amortization related to real estate investments increased by 18.2% to $49.2 million in fiscal year 2014, compared to $41.6 million in fiscal year 2013. This increase was primarily attributable to the addition of depreciable assets from acquisitions, development projects placed in service, capital improvements and tenant improvements and to a change in the lives of several intangible assets due to a change in lease terms.

Utilities.  Utilities decreased by 1.6% to $13.4 million in fiscal year 2015, compared to $13.6 million in fiscal year 2014. The addition of new income-producing real estate properties accounted for an increase of $401,000 while utilities at same-store properties decreased by $618,000.  The decrease in utilities at same-store properties was due to utility rate decreases and the effect of milder weather on heating costs.

Utilities increased by 19.7% to $13.6 million in fiscal year 2014, compared to $11.4 million in fiscal year 2013.  The addition of new income-producing real estate properties accounted for $984,000 of this increase.  Utilities at same-

store properties increased by $1.3 million in fiscal year 2014 due to utility rate increases and the effect of colder weather on heating costs.

Maintenance.  Maintenance expenses increased by 3.2% to $20.1 million in fiscal year 2015, compared to $19.4 million in fiscal year 2014.  Same-store properties accounted for an increase of $352,000 primarily due to increased labor and benefit costs.  The addition of new income-producing real estate properties accounted for an increase of $276,000 compared to the prior year.

Maintenance expenses increased by 13.9% to $19.4 million in fiscal year 2014, compared to $17.1 million in fiscal year 2013.  The addition of new income-producing real estate properties accounted for $1.4 million of this increase.  The balance of the increases was attributable to increased general maintenance items at same-store properties compared to the prior year.

Real Estate Taxes.  Real estate taxes increased by 5.3% to $20.0 million in fiscal year 2015 compared to $19.0 million in fiscal year 2014.  An increase of $136,000 was attributable to the addition of new income-producing real estate properties.  An increase of $868,000 was realized at same-store properties compared to the prior year primarily due to increased property valuations in our North Dakota markets.  A property tax relief credit was in effect in the State of North Dakota for both periods, but the higher property valuations more than offset the effect of the credit for fiscal year 2015.

Real estate taxes increased by 4.5% to $19.0 million in fiscal year 2014, compared to $18.2 million in fiscal year 2013. The addition of new income-producing real estate properties accounted for an increase of $1.4 million while the real estate taxes at same-store properties decreased by $536,000.  This decrease was attributable to a state-paid property tax relief credit legislated by the state of North Dakota for calendar year 2013 real estate taxes.

Insurance.  Insurance expense increased by 16.4% to $4.8 million in fiscal year 2015 compared to $4.1 million in fiscal year 2014.  Approximately $338,000 of the increase was attributable to increased insurance premiums at same-store properties.  While premium rates at same-store properties decreased, total premium costs rose due to an increase in insured values compared to the prior year.  Deductibles paid on insurance claims at same-store properties increased by $46,000 when compared to the prior year and the addition of new income-producing real estate properties accounted for an increase of $286,000.

Insurance expense increased by 46.0% to $4.1 million in fiscal year 2014, compared to $2.8 million in fiscal year 2013. An increase in insurance premiums and the company’s self-insurance deductible at same-store properties accounted for $1.1 million of the increase while the balance of the increase was due to the addition of new income-producing real estate properties.

Property Management Expenses.  Property management expenses increased by 8.7% to $14.7 million in fiscal year 2015, compared to $13.5 million in fiscal year 2014.  An increase of $222,000 was attributable to same-store properties, primarily due to increased internal property management expenses. The addition of new income-producing real estate properties accounted for an increase of $959,000.

Property management expenses increased by 15.5% to $13.5 million in fiscal year 2014, compared to $11.7 million in fiscal year 2013. The addition of new income-producing real estate properties accounted for $1.3 million of this increase. The remainder of the increase was primarily attributable to increased management labor and benefit costs at our same-store properties compared to the prior year. This increase was due to high labor costs in our energy-impacted markets as well as the hiring of additional employees at existing properties.

Other Property Expenses.  Other property expense, consisting of bad debt provision expense, increased by 668.4% to approximately $876,000 in fiscal year 2015, compared to $114,000 in fiscal year 2014, due to an increase in estimated uncollectible accounts receivable.

Other property expense, consisting of bad debt provision expense, decreased by 88.7% to approximately $114,000 in fiscal year 2014, compared to $1.0 million of in fiscal year 2013, due to a decrease in estimated uncollectible accounts receivable.

TRS Senior Housing Expenses.  The Company has one TRS, acquired during the second quarter of fiscal year 2014, which is the tenant in the Company’s Legends at Heritage Place senior housing facility. Property management expenses for the Heritage Place property are paid by the TRS, as the tenant in the property, and revenue from the Heritage Place facility is shown as TRS senior housing revenue on the Consolidated Statements of Operations. TRS senior housing expense increased to $3.0 million in fiscal year 2015 compared to $1.3 million in fiscal year 2014, primarily due to the TRS only being in operation during the last two quarters of fiscal year 2014.

Administrative Expenses.  Administrative expenses increased by 10.1% to $11.8 million in fiscal year 2015, compared to $10.7 million in fiscal year 2014. This change was primarily due to an increase in share-based compensation expense.

Administrative expenses increased by 26.5% to $10.7 million in fiscal year 2014, compared to $8.5 million in fiscal year 2013. This change was primarily due to an increase of approximately $1.1 million in share-based compensation expense, an increase of approximately $740,000 in compensation expenses related to high labor costs in our energy-impacted markets and an increase of approximately $154,000 in health insurance costs as compared to the prior year.

Other Expenses.  Other expenses decreased 5.6% to $2.0 million in fiscal year 2015, compared to $2.1 million in fiscal year 2014. Other expenses decreased 1.9% to $2.1 million in fiscal year 2014, compared to $2.2 million in fiscal year 2013.

Amortization Related to Non-Real Estate Investments.  Amortization related to non-real estate investments decreased 2.9% in fiscal year 2015 to approximately $889,000, compared to $916,000 in fiscal year 2014. Amortization related to non-real estate investments increased 10.6% in fiscal year 2014 to approximately $916,000, compared to $828,000 in fiscal year 2013, primarily due to the amortization of new leasing commissions.

Impairment of Real Estate Investments.  During fiscal year 2015, the Company incurred a loss of $4.7 million due to the impairment of three commercial properties and two parcels of unimproved land. During fiscal year 2014, the Company incurred a loss of $7.7 million in continuing operations due to the impairment of three commercial properties. No impairments were incurred in continuing operations in fiscal year 2013. See Note 2 to our consolidated financial statements contained in this Annual Report on Form 10-K for additional information.

Gain on Involuntary Conversion.  No gains on involuntary conversion were recognized during fiscal year 2015. During fiscal years 2014 and 2013, the Company recognized gains on involuntary conversion of $2.5 million and $5.1 million, respectively. See Note 2 to our consolidated financial statements contained in this Annual Report on Form 10-K for additional information.

Interest Expense.  Components of interest expense in fiscal years 2015, 2014 and 2013 were as follows.

	(in thousands) Year Ended April 30			2015 vs. 2014		2014 vs. 2013
	2015	2014	2013	$ Change	% Change	$ Change	% Change
Mortgage debt	$35,276	$36,952	$38,627	$(1,676)	(4.5)%	$(1,675)	(4.3)%
Line of credit	2,039	691	980	1,348	195.1%	(289)	(29.5)%
Other	2,756	1,976	834	780	39.5%	1,142	136.9%
Total interest expense	$40,071	$39,619	$40,441	$452	1.1%	$(822)	(2.0)%

Mortgage interest decreased by 4.5% to $35.3 million in fiscal year 2015, compared to $37.0 million in fiscal year 2014.  Mortgages on properties newly acquired in fiscal years 2015 and 2014 added $1.0 million to our mortgage interest expense in fiscal year 2015, while mortgage interest on same-store properties decreased $1.9 million compared to fiscal year 2014, primarily due to loan payoffs.

Mortgage interest decreased by 4.3% to $37.0 million in fiscal year 2014, compared to $38.6 million in fiscal year 2013.  Mortgages on properties newly acquired in fiscal years 2014 and 2013 added $1.2 million to our mortgage interest expense in fiscal year 2014, while mortgage interest on same-store properties decreased $2.4 million compared to fiscal year 2013, primarily due to loan payoffs.

Our overall weighted average mortgage interest rate, excluding mortgages on properties held for sale, was 4.95%, 5.16% and 5.39% as of April 30, 2015, 2014 and 2013, respectively, on total mortgages payable of $668.1 million, $679.0 million and $715.2 million.

Interest expense on our line of credit increased by 195.1% to $2.0 million in fiscal year 2015, compared to approximately $691,000 in fiscal year 2014, primarily due to a higher average outstanding balance during fiscal year 2015 compared to the prior year. Interest expense on our line of credit decreased by 29.5% to approximately $691,000 in fiscal year 2014, compared to approximately $980,000 in fiscal year 2013, primarily due to a lower average outstanding balance during fiscal year 2014 compared to the prior year.

Other interest consists of interest on the Company’s construction loans, a financing liability, security deposits and special assessments, as well as amortization of loan costs, offset by capitalized construction interest. Other interest increased by 39.5% to $2.8 million in fiscal year 2015, compared to $2.0 million in fiscal year 2014, primarily due to interest on new construction loans net of capitalized interest, prepayment penalties and default interest. Other interest increased by 136.9% to $2.0 million in fiscal year 2014, compared to approximately $834,000 in fiscal year 2013, primarily due to interest on a new financing liability in fiscal year 2014.

Interest Income and Other Income.  The Company recorded interest income in fiscal years 2015, 2014 and 2013 of approximately $2.2 million, $1.9 million and $220,000, respectively.  The increase in interest income from fiscal year 2013 to fiscal years 2014 and 2015 was primarily due to interest earned on a contract for deed that was in place for part of fiscal year 2014 and all of fiscal year 2015.

Other income consists of real estate tax appeal refunds and other miscellaneous income.  The Company earned other income in fiscal years 2015, 2014 and 2013 of approximately $718,000, $242,000 and $512,000, respectively. The increase in other income from fiscal year 2014 to fiscal year 2015 was primarily due to an increase in real estate tax appeal and other refunds.

Gain on Sale of Real Estate and Other Investments.  The Company recorded a gain on sale of real estate and other investments in continuing operations of $6.1 million in fiscal year 2015 and a loss of approximately $51,000 in fiscal year 2014.

Income from Discontinued Operations.  Prior to February 1,  2014, the Company reported, in discontinued operations, the results of operations and the related gains or losses of properties that had either been disposed of or classified as held for sale and otherwise met the classification of a discontinued operation. Effective February 1, 2014 the Company adopted ASU No. 2014-08. Under this standard, a disposal (or classification as held for sale) of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. As a result of the adoption of ASU No. 2014-08, results of operations and gains or losses on sale for properties that are disposed or classified as held for sale in the ordinary course of business on or subsequent to February 1, 2014 would generally be included in continuing operations on the Company’s consolidated statements of operations, to the extent such disposals did not meet the criteria for classification as a discontinued operation described above.

Income (loss) from discontinued operations in fiscal years 2015, 2014 and 2013 was $2.3 million, $(27.1) million and $10.1 million, respectively. The Company realized a gain on sale of discontinued operations for fiscal year 2014 of $7.0 million compared to $6.9 million in fiscal year 2013. No gain on sale of discontinued operations was realized for fiscal year 2015. See Note 12 of the Notes to Consolidated Financial Statements in this report for further information on discontinued operations.

Net Income.  Net income available to common shareholders for fiscal year 2015 was $12.6 million, compared to a net loss of $24.7 million and net income of $16.3 million in fiscal years 2014 and 2013, respectively.

Occupancy

Occupancy as of April 30, 2015 compared to April 30, 2014 increased in our multifamily segment, decreased in our healthcare segment and remained stable in our industrial segment on a same-store basis. Occupancy represents the actual number of units or square footage leased divided by the total number of units or square footage at the end of the period.

Occupancy Levels on a Same-Store Property and All Property Basis:

	Same-Store Properties			All Properties
	As of April 30,			As of April 30,
Segments	2015	2014	2013	2015	2014	2013
Multifamily	94.7%	93.4%	95.3%	92.0%	93.0%	94.6%
Healthcare	95.7%	96.3%	95.1%	95.9%	96.4%	94.9%
Industrial	100.0%	100.0%	95.7%	83.4%	87.8%	96.4%

Net Operating Income

Net Operating Income (“NOI”) is a non-GAAP measure which we define as total real estate revenues and gain on involuntary conversion less real estate expenses (which consist of utilities, maintenance, real estate taxes, insurance, property management expenses and other property expenses). We believe that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of core operations that is unaffected by depreciation, amortization, financing and general and administrative expense.  NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income, net income available for common shareholders or cash flow from operating activities as a measure of financial performance.

The following tables show real estate revenues, real estate operating expenses, gain on involuntary conversion and NOI by reportable operating segment for fiscal years 2015, 2014 and 2013.  For a reconciliation of net operating income of reportable segments to net income as reported, see Note 11 to our consolidated financial statements contained in this Annual Report on Form 10-K.

The tables also show net operating income by reportable operating segment on a same-store property and non-same-store property basis. Same-store properties are properties owned or in service for the entirety of the periods being compared, and, in the case of development or re-development properties, which have achieved a target level of occupancy of 90% for multifamily properties and 85% for healthcare and industrial properties.  This comparison allows the Company to evaluate the performance of existing properties and their contribution to net income. Management believes that measuring performance on a same-store property basis is useful to investors because it enables evaluation of how the Company’s properties are performing year over year.  Management uses this measure to assess whether or not it has been successful in increasing net operating income, renewing the leases of existing tenants, controlling operating costs and appropriately handling capital improvements. The discussion below focuses on the main factors affecting real estate revenue and real estate expenses from same-store properties, since changes from one fiscal year to another in real estate revenue and expenses from non-same-store properties are due to the addition of those properties to the Company’s real estate portfolio, and accordingly provide less useful information for evaluating the ongoing operational performance of the Company’s real estate portfolio.

All Segments

The following table of selected operating data reconciles NOI to net income and provides the basis for our discussion of NOI by segment in fiscal years 2015, 2014 and 2013.

	(in thousands, except percentages)
	Years Ended April 30
			2015 vs 2014				2014 vs 2013
	2015	2014	$ Change	% Change	2014	2013	$ Change	% Change
All Segments

Real estate revenue
Same-store	$171,745	$167,860	$3,885	2.3%	$157,762	$153,289	$4,473	2.9%
Non-same-store(1)(2)	29,250	17,519	11,731	67.0%	27,617	16,444	11,173	67.9%
Total	$200,995	$185,379	$15,616	8.4%	$185,379	$169,733	$15,646	9.2%

Real estate expenses
Same-store	$63,223	$61,290	$1,933	3.2%	$58,760	$56,408	$2,352	4.2%
Non-same-store(1)(2)	10,610	8,515	2,095	24.6%	11,045	5,762	5,283	91.7%
Total	$73,833	$69,805	$4,028	5.8%	$69,805	$62,170	$7,635	12.3%

Gain on involuntary conversion
Same-store	$0	$0	$0	n/a	$0	$1,232	$(1,232)	(100.0)%
Non-same-store(1)(2)	0	2,480	(2,480)	(100.0)%	2,480	3,852	(1,372)	(35.6)%
Total	$0	$2,480	$(2,480)	(100.0)%	$2,480	$5,084	$(2,604)	(51.2)%

Net operating income
Same-store	$108,522	$106,570	$1,952	1.8%	$99,002	$98,113	$889	0.9%
Non-same-store(1)(2)	18,640	11,484	7,156	62.3%	19,052	14,534	4,518	31.1%
Total	$127,162	$118,054	$9,108	7.7%	$118,054	$112,647	$5,407	4.8%
TRS senior housing revenue	3,520	1,627			1,627	0
TRS senior housing expenses	(2,997)	(1,331)			(1,331)	0
Depreciation/amortization	(51,775)	(50,069)			(50,069)	(42,430)
Administrative expenses	(11,824)	(10,743)			(10,743)	(8,494)
Other expenses	(2,010)	(2,129)			(2,129)	(2,171)
Impairment of real estate investments	(4,663)	(7,700)			(7,700)	0
Interest expense	(40,071)	(39,619)			(39,619)	(40,441)
Interest and other income	2,956	2,148			2,148	732
Income (loss) before gain (loss) on sale of real estate and other investments and income from discontinued operations	20,298	10,238			10,238	19,843
Gain (loss) on sale of real estate and other investments	6,093	(51)			(51)	0
Income (loss) from continuing operations	26,391	10,187			10,187	19,843
Income from discontinued operations(3)	2,293	(27,127)			(27,127)	10,129
Net income (loss)	$28,684	$(16,940)			$(16,940)	$29,972

(1)	Non-same-store properties consist of the following properties for the comparative periods of fiscal years 2015 and 2014 (re-development and in-service development properties are listed in bold type):
Multifamily -

Arcata, Golden Valley, MN; Colonial Villa, Burnsville, MN; Commons at Southgate, Minot, ND; Cypress Court I and II, St. Cloud, MN;  Dakota Commons, Williston, ND; Homestead Garden, Rapid City, SD; Landing at Southgate, Minot, ND; Legacy Heights, Bismarck, ND; Northridge, Bismarck, ND; Pinecone Villas, Sartell, MN;  Red 20, Minneapolis, MN; Renaissance Heights, Williston, ND; River Ridge, Bismarck, ND; Silver Springs, Rapid City, SD and Southpoint, Grand Forks, ND.

Total number of units, 1,949.

	Healthcare -	Spring Creek Fruitland, Fruitland, ID. Total rentable square footage, 39,500.

Industrial -	Roseville 3075 Long Lake Road, Roseville, MN. Total rentable square footage, 220,557.
Other -	Minot Southgate Wells Fargo Bank, Minot, ND. Total rentable square footage, 4,998.

Held for Sale -	Healthcare -	Nebraska Orthopaedic Hospital, Omaha, NE. Total rentable square footage, 61,758.
	Other -	Thresher Square, Minneapolis, MN. Total rentable square footage, 117,144.
Total NOI for held for sale properties for the twelve months ended April 30, 2015 and 2014, respectively, $1,945 and $1,931.

Sold -	Multifamily -	Lancaster, St. Cloud, MN.
	Healthcare -	Jamestown Medical Office Building, Jamestown, ND.
	Industrial -	Eagan 2785 & 2795 Hwy 55, Eagan, MN.
Other -

2030 Cliff Road, Eagan, MN; Burnsville Bluffs II, Burnsville, MN; Dewey Hill Business Center, Edina, MN; Fargo Express Community, Fargo, ND; Kalispell Retail Center, Kalispell, MT; Northgate I, Maple Grove, MN; Northgate II, Maple Grove, MN; Plymouth I, Plymouth, MN; Plymouth II, Plymouth, MN; Plymouth III, Plymouth, MN; Plymouth IV-V, Plymouth, MN; Southeast Tech, Eagan, MN;  Weston Retail and Walgreens, Weston, WI; Whitewater Plaza, Minnetonka, MN and Wirth Corporate Center, Golden Valley, MN.

Total NOI for sold properties for the twelve months ended April 30, 2015 and 2014, respectively, $3,724 and $3,904.

(2)	Non-same-store properties consist of the following properties for the comparative periods of fiscal years 2014 and 2013 (re-development and in-service development properties are listed in bold type):
Multifamily -

Alps Park, Rapid City, SD; Chateau I, Minot, ND; Colonial Villa, Burnsville, MN; Colony, Lincoln, NE; Cypress Court, St. Cloud, MN; First Avenue, Minot, ND; Lakeside Village, Lincoln, NE; Landing at Southgate, Minot, ND; Pinecone Villas, Sartell, MN; Ponds at Heritage Place, Sartell, MN; Quarry Ridge II, Rochester, MN; Renaissance Heights I, Williston, ND; River Ridge, Bismarck, ND; Southpoint, Grand Forks, ND; Villa West, Topeka, KS; Whispering Ridge, Omaha, NE and Williston Garden, Williston, ND.

Total number of units, 2,369.

	Healthcare -	Jamestown Medical Office Building, Jamestown, ND; Legends at Heritage Place, Sartell, MN and Spring Creek Fruitland, Fruitland, ID. Total rentable square footage, 182,896.
	Industrial -	Minot IPS, Minot, ND and Stone Container, Roseville, MN. Total rentable square footage, 45,448.
	Other -	Arrowhead First International Bank, Minot, ND and Dewey Hill Business Center, Edina, MN. Total rentable square footage, 77,040.

(3)	Discontinued operations include gain on disposals and income from operations for:

2016 Dispositions — 610 Business Center, 7800 West Brown Deer Road, American Corporate Center, Ameritrade, Barry Pointe Office Park, Benton Business Park, Brenwood, Brook Valley I, Burnsville Strip Center, Champlin South Pond, Chan West Village, Corporate Center West, Crosstown Centre, Duluth 4615 Grand, Duluth Denfeld Retail, Eden Prairie 6101 Blue Circle Drive, Farnam Executive Center, Flagship Corporate Center, Forest Lake Auto, Forest Lake Westlake Center, Gateway Corporate Center, Golden Hills Office Center, Grand Forks Medpark Mall, Granite Corporate Center, Great Plains, Highlands Ranch I and II, Interlachen Corporate Center, Intertech Building, Jamestown Buffalo Mall, Jamestown Business Center, Lakeville Strip Center, Mendota Office Center I-IV, Minnesota National Bank, Miracle Hills One,  Monticello C-Store, Northpark Corporate Center, Omaha 10802 Farnam Dr, Omaha Barnes & Noble, Pacific Hills, Pine City C-Store, Pine City Evergreen Square, Plaza VII, Plymouth 5095 Nathan Lane, Prairie Oak Business Center, Rapid City 900 Concourse Drive, Riverport, Rochester Maplewood Square, Spring Valley IV, V, X and XI, St. Cloud Westgate, Superior Office Building, TCA Building, Three Paramount Plaza, Timberlands, UHC Office, US Bank Financial Center, Wells Fargo Center, West River Business Park, Westgate and Woodlands Plaza IV.

2014 Dispositions — Anoka Strip Center, API Building, Bloomington Business Plaza, Bodycote Industrial Building, Brooklyn Park 7401 Boone Ave, Burnsville 2 Strip Center, Cedar Lake Business Center, Clive 2075 NW 94th Street, Dixon Avenue Industrial Park, Eagan Community, East Park, Fargo 1320 45th Street N, Lighthouse, Metal Improvement Company, Minnetonka 13600 County Road 62, Nicollet VII, Pillsbury Business Center, Roseville 2929 Long Lake Road, Sycamore Village and Winsted Industrial Building.

An analysis of NOI by segment follows.

Multifamily Residential

Real estate revenue from same-store properties in our multifamily segment increased by 3.4% or $3.2 million in the twelve months ended April 30, 2015 compared to the same period in the prior fiscal year.  The ability to raise rents, which was the result of continued levels of high occupancy, accounted for an increase of $2.7 million while an increase of $311,000 was attributable to increased occupancy.  Other fee items combined increased by $199,000.

Real estate expenses at same-store properties increased by 2.9% or $1.2 million in the twelve months ended April 30, 2015 compared to the same period in the prior fiscal year.  The primary factors were increased real estate taxes of $880,000, and increased insurance expenses of $476,000.  These increases were offset by a decrease in utilities expense of $580,000, while all other expenses combined increased by $463,000 when compared to the prior year.  The increase in real estate taxes was primarily attributable to increased property valuations in our North Dakota markets.  A property tax relief credit was in effect in the State of North Dakota both periods, but the higher property valuations more than offset the effect of the credit for fiscal year 2015.  Insurance premium rates at same-store properties decreased, but total insurance premium costs rose due to an increase in insured values compared to the prior fiscal year.  The decrease in utility costs was attributable to a decrease in utility rates and the effects of a milder weather on heating costs.

Real estate revenue from same-store properties in our multifamily segment increased by 2.7% or $2.1 million in the twelve months ended April 30, 2014 compared to the same period in the prior fiscal year. The continued levels of high occupancy allowed for rental rate increases of approximately $2.5 million. This increase in revenue was offset by an increase in vacancy loss of $394,000.

Real estate expenses at same-store properties increased by 8.9% or $3.0 million in the twelve months ended April 30, 2014 compared to the same period in the prior fiscal year. Maintenance expenses increased by $1.0 million; utilities expense increased by $928,000; property management expenses increased by $898,000 and insurance expense increased by $636,000. These increases in expenses were offset by a decrease in real estate taxes of $485,000 and a decrease in other property expenses of $52,000. The increase in utility expenses was due to utility rate increases and increased heating costs due to the effects of colder weather when compared to the prior year. The increase in maintenance costs was due to more general maintenance items being completed in the current year while the increased property management costs were primarily due to increased labor and benefit costs.  The decrease in real estate taxes was attributable to a state-paid property tax relief credit legislated by the state of North Dakota for calendar year 2013.

	(in thousands, except percentages)
	Years Ended April 30
			2015 vs 2014				2014 vs 2013
	2015	2014	$ Change	% Change	2014	2013	$ Change	% Change
Multifamily Residential

Real estate revenue
Same-store	$99,072	$95,831	$3,241	3.4%	$77,447	$75,375	$2,072	2.7%
Non-same-store	19,454	6,228	13,226	212.4%	24,612	14,548	10,064	69.2%
Total	$118,526	$102,059	$16,467	16.1%	$102,059	$89,923	$12,136	13.5%

Real estate expenses
Same-store	$44,140	$42,901	$1,239	2.9%	$36,106	$33,142	$2,964	8.9%
Non-same-store	7,032	3,237	3,795	117.2%	10,032	5,081	4,951	97.4%
Total	$51,172	$46,138	$5,034	10.9%	$46,138	$38,223	$7,915	20.7%

Gain on involuntary conversion
Same-store	$0	$0	$0	n/a	$0	$0	$0	n/a
Non-same-store	0	2,480	(2,480)	(100.0)%	2,480	3,852	(1,372)	(35.6)%
Total	$0	$2,480	$(2,480)	(100.0)%	$2,480	$3,852	$(1,372)	(35.6)%

Net operating income
Same-store	$54,932	$52,930	$2,002	3.8%	$41,341	$42,233	$(892)	(2.1)%
Non-same-store	12,422	5,471	6,951	127.1%	17,060	13,319	3,741	28.1%
Total	$67,354	$58,401	$8,953	15.3%	$58,401	$55,552	$2,849	5.1%

Occupancy	2015	2014			2014	2013
Same-store	94.7%	93.4%			94.5%	95.3%
Non-same-store	78.6%	100.0%			87.6%	91.2%
Total	92.0%	93.0%			93.0%	94.6%

Number of Units	2015	2014			2014	2013
Same-store	9,895	9,896			8,410	8,410
Non-same-store	1,949	883			2,369	1,738
Total	11,844	10,779			10,779	10,148

Healthcare

Real estate revenue from same-store properties in our healthcare segment increased by $625,000 in the twelve months ended April 30, 2015 compared to the same period in the prior fiscal year.  Percentage rent at our Edgewood Vista senior living facilities increased by $359,000 while all other real estate revenue items combined increased by $266,000.

Real estate expenses from same-store properties decreased by $13,000 in the twelve months ended April 30, 2015 when compared to the same period from the prior fiscal year.  The decrease in expenses was due to a decrease in utilities expense of $52,000 which resulted from a decrease in utility rates.  All other real estate expenses combined increased by $39,000.

Real estate revenue from same-store properties in our healthcare segment increased by $2.2 million in the twelve months ended April 30, 2014 compared to the same period from the prior fiscal year. The increase was due to an increase in tenant reimbursements of $1.0 million; an increase in real estate rental income of $416,000; an increase in percentage rent income of $399,000 at our Edgewood Vista assisted living portfolio and a decrease in vacancy of $390,000. The increase in tenant reimbursements was due to increased occupancy and an increase in recoverable operating expenses.

Real estate expenses from same-store properties increased by $150,000 in the twelve months ended April 30, 2014 compared to the same period from the prior fiscal year. The increase was due to an increase in utility expenses of $217,000; an increase in insurance expenses of $160,000 and an increase in other property expenses combined of $183,000.  These increases were offset by a decrease in property management expenses of $410,000.  The decrease in property management expenses was the result of six properties that were previously managed by a third party fee manager being converted to internal property management effective March 1, 2013.

	(in thousands, except percentages)
	Years Ended April 30
			2015 vs 2014				2014 vs 2013
	2015	2014	$ Change	% Change	2014	2013	$ Change	% Change
Healthcare

Real estate revenue
Same-store	$62,004	$61,379	$625	1.0%	$63,527	$61,311	$2,216	3.6%
Non-same-store	3,824	3,508	316	9.0%	1,360	314	1,046	333.1%
Total	$65,828	$64,887	$941	1.5%	$64,887	$61,625	$3,262	5.3%

Real estate expenses
Same-store	$16,317	$16,330	$(13)	(0.1)%	$16,571	$16,421	$150	0.9%
Non-same-store	620	569	51	9.0%	328	108	220	203.7%
Total	$16,937	$16,899	$38	0.2%	$16,899	$16,529	$370	2.2%

Net operating income
Same-store	$45,687	$45,049	$638	1.4%	$46,956	$44,890	$2,066	4.6%
Non-same-store	3,204	2,939	265	9.0%	1,032	206	826	401.0%
Total	$48,891	$47,988	$903	1.9%	$47,988	$45,096	$2,892	6.4%

Occupancy	2015	2014			2014	2013
Same-store	95.7%	96.3%			96.4%	95.1%
Non-same-store	100.0%	98.5%			98.0%	80.5%
Total	95.9%	96.4%			96.4%	94.9%

Rentable Square Footage	2015	2014			2014	2013
Same-store	2,830,616	2,830,734			2,892,492	2,892,298
Non-same-store	101,258	244,654			182,896	45,222
Total	2,931,874	3,075,388			3,075,388	2,937,520

Industrial

Real estate revenue from same-store properties in our industrial segment increased by $125,000 in the twelve months ended April 30, 2015 compared to the same period in the prior fiscal year.  Tenant reimbursements increased by $84,000 primarily due to increased occupancy while rental revenue increased by $41,000.

Real estate expenses from same-store properties decreased by $31,000 in the twelve months ended April 30, 2015 compared to the same period in the prior fiscal year.  The decrease was due to a decrease in real estate taxes of $59,000 while other real estate expenses combined increased by $28,000.

Real estate revenue from same-store properties in our industrial segment increased by 5.1% or $272,000 in the twelve months ended April 30, 2014 compared to the same period in the prior fiscal year. The increase was primarily due to increased occupancy of $152,000 and an increase in tenant reimbursements of $105,000. Other real estate rental revenue items increased by a combined $15,000. The increase in tenant reimbursements was attributable to increased occupancy and an increase in recoverable operating expenses.

Real estate expenses from same-store properties increased by $79,000 in the twelve months ended April 30, 2014 compared to the same period in the prior fiscal year. The increase was primarily due to an increase in insurance expenses of $62,000.  Utility, maintenance, real estate tax, property management and other property expenses increased by a combined $17,000.

	(in thousands, except percentages)
	Years Ended April 30
			2015 vs 2014				2014 vs 2013
	2015	2014	$ Change	% Change	2014	2013	$ Change	% Change
Industrial

Real estate revenue
Same-store	$6,304	$6,179	$125	2.0%	$5,630	$5,358	$272	5.1%
Non-same-store	187	715	(528)	(73.8)%	1,264	1,342	(78)	(5.8)%
Total	$6,491	$6,894	$(403)	(5.8)%	$6,894	$6,700	$194	2.9%

Real estate expenses
Same-store	$1,308	$1,339	$(31)	(2.3)%	$1,636	$1,557	$79	5.1%
Non-same-store	228	704	(476)	(67.6)%	407	314	93	29.6%
Total	$1,536	$2,043	$(507)	(24.8)%	$2,043	$1,871	$172	9.2%

Net operating income (loss)
Same-store	$4,996	$4,840	$156	3.2%	$3,994	$3,801	$193	5.1%
Non-same-store	(41)	11	(52)	(472.7)%	857	1,028	(171)	(16.6)%
Total	$4,955	$4,851	$104	2.1%	$4,851	$4,829	$22	0.5%

Occupancy	2015	2014			2014	2013
Same-store	100.0%	100.0%			87.3%	95.7%
Non-same-store	8.1%	31.3%			100.0%	100.0%
Total	83.4%	87.8%			87.8%	96.4%

Rentable Square Footage	2015	2014			2014	2013
Same-store	1,002,361	1,002,361			1,173,263	1,173,263
Non-same-store	220,557	216,350			45,448	256,770
Total	1,222,918	1,218,711			1,218,711	1,430,033

Comparison of Results from Residential and Commercial Properties

The following table presents an analysis of the relative investment in (corresponding to “Property owned” on the balance sheet, i.e., cost), and net operating income of, our commercial and multifamily properties over the past three fiscal years:

	(in thousands, except percentages)
Fiscal Years Ended April 30	2015	%	2014	%	2013	%
Real Estate Investments — (cost before depreciation)
Multifamily	$946,520	61.2%	$753,731	52.0%	$659,696	46.0%
Healthcare	495,021	32.0%	522,135	36.0%	498,338	34.7%
Industrial	60,611	3.9%	55,375	3.8%	125,772	8.8%
Other	44,215	2.9%	118,975	8.2%	151,768	10.5%
Total	$1,546,367	100.0%	$1,450,216	100.0%	$1,435,574	100.0%
Net Operating Income
Multifamily	$67,354	53.0%	$58,401	49.5%	$55,552	49.3%
Healthcare	48,891	38.4%	47,988	40.6%	45,096	40.0%
Industrial	4,955	3.9%	4,851	4.1%	4,829	4.3%
Other	5,962	4.7%	6,814	5.8%	7,170	6.4%
Total	$127,162	100.0%	$118,054	100.0%	$112,647	100.0%

Analysis of Commercial Segments’ Credit Risk and Leases

Credit Risk

The following table lists our top ten commercial tenants on April 30, 2015, for all commercial properties owned by us, including those held for sale, measured by percentage of total commercial segments’ minimum rents as of April 1, 2015. Our results of operations are dependent on, among other factors, the economic health of our tenants. We attempt to mitigate tenant credit risk by working to secure creditworthy tenants that meet our underwriting criteria and monitoring our portfolio to identify potential problem tenants. We believe that our credit risk is also mitigated by the fact that no individual tenant accounts for more than approximately 10% of our total real estate rentals, although affiliated entities of Edgewood Vista together accounted for approximately 31.6% of our total commercial segments’ minimum rents as of April 1, 2015.

As of April 30, 2015, 56 of our 149 commercial properties, including all 20 of our Edgewood Vista properties, all 7 of our Idaho Spring Creek senior housing properties, and all 5 of our Wyoming senior housing properties, were leased under triple net leases under which the tenant pays a monthly lump sum base rent as well as all costs associated with the property, including property taxes, insurance, replacement, repair or restoration, in addition to maintenance. The failure by any of our triple net tenants to effectively conduct their operations or to maintain and improve our properties in accordance with the terms of their respective triple net leases could adversely affect their business reputations and ability to attract and retain residents and customers to our properties, which could have an indirect adverse effect on us.

We regularly monitor the relative credit risk of our significant tenants, including our triple net tenants. The metrics the Company uses to evaluate a significant tenant’s liquidity and creditworthiness depend on facts and circumstances specific to that tenant and to the industry in which it operates, and include the tenant’s credit history and economic conditions related to the tenant, its operations and the markets in which it operates, that may change over time. Prior to signing a lease with a tenant, the Company generally assesses the prospective tenant’s credit quality through review of its financial statements and tax returns, and the result of that review is a factor in establishing the rent to be charged (e.g., higher risk tenants will be charged higher rent). Over the course of a lease, the Company’s property management and asset management personnel have regular contact with tenants and tenant employees, and, where the terms of the lease permit, receive tenant financial information for periodic review, or review publicly-available financial statements, in the case of public company tenants or non-profit entities, such as hospital systems, whose financial statements are required to be filed with state agencies. Through these means the Company monitors tenant credit quality.

Lessee	% of Total Commercial Segments Minimum Rents as of April 1, 2015
Affiliates of Edgewood Vista	31.6%
Fairview Health Services	7.8%
St. Luke’s Hospital of Duluth, Inc.	7.6%
HealthEast Care System	3.8%
Nebraska Orthopaedic Hospital	2.9%
Quality Manufacturing Corp	2.2%
Smurfit	1.8%
Allina Health	1.8%
Children’s Hospitals & Clinics	1.7%
Noran Neurological Clinic	1.6%
All Others	37.2%
Total Monthly Commercial Rent as of April 1, 2015	100.0%

Commercial Leasing Activity

During fiscal year 2015, we executed new and renewal healthcare and industrial leases for our same-store rental properties on 162,101 square feet. Despite our leasing efforts, occupancy in our same-store commercial portfolio decreased to 96.9% as of April 30, 2015, down from 97.2% as of April 30, 2014.

The total leasing activity for our same-store commercial rental properties, expressed in square feet of leases signed during the period, and the resulting occupancy levels are as follows for the years ended April 30, 2015 and 2014 respectively.

					Total		Occupancy
	Square Feet of New Leases(1)		Square Feet of Leases Renewed(1)		Square Feet of Leases Executed(1)		Fiscal Year Ended April 30,
Segments	2015	2014	2015	2014	2015	2014	2015	2014
Healthcare	19,778	37,628	102,626	40,967	122,404	78,595	95.7%	96.3%
Industrial	0	234,403	39,697	251,831	39,697	486,234	100.0%	100.0%
Total	19,778	272,031	142,323	292,798	162,101	564,829	96.9%	97.2%

(1)         The leasing activity presented is based on leases signed or executed for our same-store rental properties during the period and is not intended to coincide with the commencement of rental revenue in accordance with GAAP.  Prior periods reflect amounts previously reported and exclude retroactive adjustments for properties reclassified to discontinued operations or non-same-store in the current period.

New Leases

The following table sets forth the average effective rents and the estimated costs of tenant improvements and leasing commissions, on a per square foot basis, that we are obligated to fulfill under the new leases signed for our same-store commercial rental properties during the years ended April 30, 2015 and 2014, respectively:

	Square Feet of New Leases(1)		Average Term in Years		Average Effective Rent(2)		Estimated Tenant Improvement Cost per Square Foot(1)		Leasing Commissions per Square Foot(1)
Segments	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Healthcare	19,778	37,628	5.1	4.9	17.20	21.58	31.83	49.71	5.93	6.88
Industrial	0	234,403	0.0	3.1	0.00	3.55	0.00	0.13	0.00	0.50
Total	19,778	272,031	5.1	4.1	$17.20	$6.04	$31.83	$6.99	$5.93	$1.38

(1)         The leasing activity presented is based on leases signed or executed for our same-store rental properties during the period and is not intended to coincide with the commencement of rental revenue in accordance with GAAP. Prior periods reflect amounts previously reported and exclude retroactive adjustments for properties reclassified to discontinued operations or non-same-store in the current period. Tenant improvements and leasing commissions presented are based on square feet leased during the period.

(2)         Effective rents represent average annual base rental payments, on a straight-line basis for the term of each lease, excluding operating expense reimbursements. The underlying leases contain various expense structures including gross, modified gross, net and triple net.

Our ability to maintain or increase occupancy rates is a principal driver of maintaining and increasing the average effective rents in our commercial segments.  The decrease in the average effective rental rates of new leases executed in our healthcare segment in fiscal year 2015 when compared to new leases executed in the prior year is due to the signing of a 3,174 square foot lease for storage space at our St. Paul, Minnesota Ritchie Medical Plaza property for $3.78 per square foot.  Absent this transaction, the average effective rental rate for leases executed in our healthcare segment in fiscal year 2015 would have been $19.77 per square foot. The increase in the average effective rental rate, estimated tenant improvements, and leasing commissions per square foot of new leases executed in the total commercial portfolio in fiscal year 2015 when compared to the prior year is primarily due to the fact that there were no industrial leases executed in fiscal year 2015.

Lease Renewals

The following table summarizes our lease renewal activity within our same-store commercial segments for the years ended April 30, 2015 and 2014, respectively (square feet data in thousands):

	Square Feet of Leases Renewed(1)		Percent of Expiring Leases Renewed(2)		Average Term in Years		Weighted Average Growth (Decline) in Effective Rents(3)		Estimated Tenant Improvement Cost per Square Foot(1)		Leasing Commissions per Square Foot(1)
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Healthcare	102,626	40,967	73.2%	91.4%	5.6	3.3	(3.6)%	8.0%	11.04	8.51	1.37	0.94
Industrial	39,697	251,831	0.0%	45.6%	2.5	3.2	(2.1)%	7.5%	0.00	0.32	1.01	0.48
Total	142,323	292,798	73.2%	56.3%	5.3	3.3	(3.4)%	7.7%	$7.96	$1.47	$1.27	$0.54

(1)        The leasing activity presented is based on leases signed or executed for our same-store rental properties during the period and is not intended to coincide with the commencement of rental revenue in accordance with GAAP.  Prior periods reflect amounts previously reported and exclude retroactive adjustments for properties reclassified to discontinued operations or non-same-store in the current period. Tenant improvements and leasing commissions are based on square feet leased during the period.

(2)        Renewal percentage of expiring leases is based on square footage of renewed leases and not the number of leases renewed. Beginning in the first quarter of fiscal year 2015, the category of renewed leases does not include leases that have become month-to-month leases; these month-to-month leases are considered lease amendments.  Previous-period data has been revised to reflect this change.

(3)         Represents the percentage change in effective rent between the original leases and the renewal leases. Effective rents represent average annual base rental payments, on a straight-line basis for the term of each lease, excluding operating expense reimbursements. The underlying leases contain various expense structures including gross, modified gross, net and triple net.

The decrease in the percentage of expiring leases renewed in fiscal year 2015 in our commercial industrial segment when compared to the prior fiscal year is due to the fact that there were no leases expiring in fiscal year 2015.  The increase in estimated tenant improvements and leasing commissions per square foot of renewed leases executed in the total commercial portfolio in fiscal year 2015 when compared to the prior year is primarily due to the fact that there were significantly fewer industrial leases executed in fiscal year 2015.

Lease Expirations

Our ability to maintain and improve occupancy rates, and base rents, primarily depends upon our continuing ability to re-lease expiring space.  The following table reflects the in-service portfolio lease expiration schedule of our consolidated healthcare and industrial segments properties, including square footage and annualized base rent for expiring leases, as of April 30, 2015.

Fiscal Year of Lease Expiration	# of Leases	Square Footage of Expiring Leases(3)	Percentage of Total Commercial Segments Leased Square Footage	Annualized Base Rent of Expiring Leases at Expiration(2)	Percentage of Total Commercial Segments Annualized Base Rent
2016(1)	51	673,797	17.6%	$7,646,165	14.8%
2017	29	221,489	5.8%	3,566,951	6.9%
2018	20	177,701	4.6%	4,203,368	8.1%
2019	20	347,332	9.1%	4,723,130	9.1%
2020	12	165,697	4.3%	1,898,166	3.7%
2021	16	85,186	2.2%	1,850,940	3.6%
2022	37	1,285,029	33.6%	16,499,784	32.0%
2023	10	474,109	12.4%	2,163,150	4.2%
2024	24	183,482	4.8%	3,884,979	7.5%
2025	5	76,691	2.0%	1,634,465	3.2%
Thereafter	7	139,661	3.6%	3,565,315	6.9%
Totals	231	3,830,174	100.0%	$51,636,413	100.0%

(1)         Includes month-to-month leases. As of April 30, 2015 month-to-month leases accounted for 305,405 square feet.

(2)         Annualized Base Rent is monthly scheduled rent as of April 1, 2015, multiplied by 12.

(3)         Assuming that none of the tenants exercise renewal or termination options, and including leases renewed prior to expiration. Also excludes 99,535 square feet of space occupied by IRET, of which 98,174 square feet is income producing real estate is operated within our TRS.

Because of the diverse property types of the Company’s commercial portfolio and the dispersed locations of a substantial portion of the portfolio’s properties in secondary and tertiary markets, information on current market rents is difficult to obtain, is highly subjective, and is often not directly comparable between properties. As a result, the Company believes that the increase or decrease in effective rent on its recent leases is the most objective and meaningful information available regarding rent trends and the relationship between rents on leases expiring in the near-term and current market rents across the Company’s markets. The Company believes that rents on its new and renewed leases generally approximate market rents.

Property Acquisitions

IRET Properties added approximately $56.3 million of real estate properties to its portfolio through property acquisitions during fiscal year 2015, compared to $43.6 million in fiscal year 2014. The fiscal year 2015 and 2014 acquisitions are detailed below.

Fiscal 2015 (May 1, 2014 to April 30, 2015)

		(in thousands)
		Total	Form of Consideration			Investment Allocation
		Acquisition						Intangible
Acquisitions	Date Acquired	Cost	Cash	Units(1)	Other(2)	Land	Building	Assets

Multifamily
152 unit - Homestead Garden - Rapid City, SD(3)	2014-06-02	$15,000	$5,092	$0	$9,908	$655	$14,139	$206
52 unit - Silver Springs - Rapid City, SD	2014-06-02	3,280	1,019	0	2,261	215	3,006	59
68 unit - Northridge - Bismarck, ND	2014-09-12	8,500	8,400	100	0	884	7,516	100
119 unit — Legacy Heights - Bismarck, ND(4)	2015-03-19	15,000	14,300	700	0	1,207	13,742	51
		41,780	28,811	800	12,169	2,961	38,403	416

Unimproved Land
Creekside Crossing - Bismarck, ND	2014-05-22	4,269	4,269	0	0	4,269	0	0
PrairieCare Medical - Brooklyn Park, MN	2014-06-05	2,616	2,616	0	0	2,616	0	0
71 France Phase I - Edina, MN(5)	2014-06-12	1,413	0	0	1,413	1,413	0	0
Monticello 7th Addition - Monticello, MN	2014-10-09	1,660	1,660	0	0	1,660	0	0
71 France Phase II & III - Edina, MN(5)	2014-11-04	3,309	0	0	3,309	3,309	0	0
Minot 1525 24th Ave SW - Minot, ND	2014-12-23	1,250	1,250	0	0	1,250	0	0
		14,517	9,795	0	4,722	14,517	0	0

Total Property Acquisitions		$56,297	$38,606	$800	$16,891	$17,478	$38,403	$416

(1)             Value of limited partnership units of the Operating Partnership at the acquisition date.

(2)             Consists of assumed debt (Homestead Garden I: $9.9 million, Silver Springs: $2.3 million) and value of land contributed by the joint venture partner (71 France: $4.7 million).

(3)             At acquisition the Company adjusted the assumed debt to fair value and recognized approximately $852,000 of goodwill.

(4)             At acquisition, the purchase price included assets in development (land: $804,000, building: $7.8 million, escrow $1.3 million).

(5)             Land was contributed to a joint venture in which the Company has an approximately 52.6% interest. The joint venture is consolidated in IRET’s financial statements.

Fiscal 2014 (May 1, 2013 to April 30, 2014)

		(in thousands)
		Total	Form of Consideration			Investment Allocation
		Acquisition						Intangible
Acquisitions	Date Acquired	Cost	Cash	Units(1)	Other(2)	Land	Building	Assets

Multifamily
71 unit - Alps Park - Rapid City, SD	2013-05-01	$6,200	$2,920	$3,280	$0	$287	$5,551	$362
96 unit - Southpoint - Grand Forks, ND	2013-09-05	10,600	10,400	200	0	576	9,893	131
24 unit - Pinecone Villas - Sartell, MN	2013-10-31	2,800	2,800	0	0	584	2,191	25
		19,600	16,120	3,480	0	1,447	17,635	518

Healthcare
98,174 sq ft Legends at Heritage Place - Sartell, MN	2013-10-31	11,863	11,863	0	0	970	10,511	382
39,500 sq ft Spring Creek Fruitland - Fruitland, ID	2014-02-05	7,050	7,050	0	0	550	6,500	0
		18,913	18,913	0	0	1,520	17,011	382

Unimproved Land
Chateau II - Minot, ND	2013-05-21	179	179	0	0	179	0	0
Jamestown Unimproved - Jamestown, ND	2013-08-09	700	700	0	0	700	0	0
Red 20 - Minneapolis, MN(3)	2013-08-20	1,900	0	0	1,900	1,900	0	0
Legends at Heritage Place - Sartell, MN	2013-10-31	537	537	0	0	537	0	0
Spring Creek Fruitland - Fruitland, ID	2014-01-21	335	335	0	0	335	0	0
Isanti Unimproved - Isanti, MN	2014-02-04	50	50	0	0	50	0	0
Rapid City Unimproved - Rapid City, SD	2014-03-25	1,366	1,366	0	0	1,366	0	0
		5,067	3,167	0	1,900	5,067	0	0

Total Property Acquisitions		$43,580	$38,200	$3,480	$1,900	$8,034	$34,646	$900

(1)             Value of limited partnership units of the Operating Partnership at the acquisition date.

(2)             Consists of value of land contributed by the joint venture partner.

(3)             Land is owned by a joint venture in which the Company has an approximately 58.6% interest. The joint venture is consolidated in IRET’s financial statements.

Development Projects Placed in Service

IRET Properties placed approximately $124.5 million of development projects in service during fiscal year 2015, compared to $53.5 million in fiscal year 2014. The fiscal year 2015 and 2014 development projects placed in service are detailed below.

Fiscal 2015 (May 1, 2014 to April 30, 2015)

		(in thousands)
Development Projects Placed in Service (1)	Date Placed in Service	Land	Building	Development Cost

Multifamily
44 unit - Dakota Commons - Williston, ND(2)	2014-07-15	$823	$9,596	$10,419
130 unit - Red 20 - Minneapolis, MN(3)	2014-11-21	1,900	26,412	28,312
233 unit - Commons at Southgate - Minot, ND(4)	2014-12-09	3,691	31,351	35,042
64 unit - Cypress Court II - St. Cloud, MN(5)	2015-01-01	447	6,320	6,767
165 unit - Arcata - Golden Valley, MN(6)	2015-01-01	2,088	29,640	31,728
		8,949	103,319	112,268

Industrial
202,807 sq ft Roseville 3075 Long Lake Road - Roseville, MN	2015-02-02	0	9,036	9,036

Other
4,998 sq ft Minot Southgate Wells Fargo Bank - Minot, ND(7)	2014-11-10	992	2,193	3,185

Total Development Projects Placed in Service		$9,941	$114,548	$124,489

(1)         Development projects that are placed in service in phases are excluded from this table until the entire project has been placed in service. See Note 6 for additional information on the Renaissance Heights project, which was partially placed in service during the fiscal year 2014 and the twelve months ended April 30, 2015.

(2)         Costs paid in prior fiscal years totaled $8.1 million. Additional costs paid in fiscal year 2015 totaled $2.3 million, for a total project cost at January 31, 2015 of $10.4 million.

(3)         Costs paid in prior fiscal years totaled $12.2 million. Additional costs paid in fiscal year 2015 totaled $16.1 million, for a total project cost at January 31, 2015 of $28.3 million. The project is owned by a joint venture entity in which the Company has an approximately 58.6% interest. The joint venture is consolidated in IRET’s financial statements.

(4)         Costs paid in prior fiscal years totaled $26.5 million, respectively. Additional costs paid in fiscal year 2015 totaled $8.1 million, for a total project cost at January 31, 2015 of $34.6 million. The project is owned by a joint venture entity in which the Company has an approximately 52.9% interest. The joint venture is consolidated in IRET’s financial statements.

(5)         Costs paid in prior fiscal years totaled $1.2 million. Additional costs paid in fiscal year 2015 totaled $5.5 million, for a total project cost at January 31, 2015 of $6.6 million. The project is owned by a joint venture entity in which the Company has an approximately 86.1% interest. The joint venture is consolidated in IRET’s financial statements.

(6)         Costs paid in prior fiscal years totaled $11.3 million, respectively. Additional costs paid in fiscal year 2015 totaled $19.1 million, for a total project cost at January 31, 2015 of $30.4 million.

(7)         Costs paid in fiscal year 2015 totaled $3.2 million, including land acquired in fiscal year 2013.

Fiscal 2014 (May 1, 2013 to April 30, 2014)

		(in thousands)
Development Projects Placed in Service (1)	Date Placed in Service	Land	Building	Development Cost

Multifamily
108 unit - Landing at Southgate - Minot, ND(2)	2013-09-04	$2,262	$12,864	$15,126
132 unit - Cypress Court - St. Cloud, MN(3)	2013-11-01	1,136	12,428	13,564
146 unit - River Ridge - Bismarck, ND(4)	2013-12-02	590	24,267	24,857

Total Development Projects Placed in Service		$3,988	$49,559	$53,547

(1)         Development projects that are placed in service in phases are excluded from this table until the entire project has been placed in service. See Note 15 for additional information on the Renaissance Heights I project, which was partially placed in service during the three months ended April 30, 2014.

(2)         Costs paid in prior fiscal years totaled $6.3 million. Costs paid in fiscal year 2014 totaled $8.8 million for a total project cost at April 30, 2014 of $15.1 million. The project is owned by a joint venture entity in which the Company has an approximately 52.9% interest.

(3)         Costs paid in prior fiscal years totaled $5.8 million. Costs paid in fiscal year 2014 totaled $7.8 million for a total project cost at April 30, 2014 of $13.6 million. The project is owned by a joint venture entity in which the Company has an approximately 86.1% interest.

(4)         Costs paid in prior fiscal years totaled $10.1 million. Costs paid in fiscal year 2014 totaled $14.7 million for a total project cost at April 30, 2014 of $24.9 million.

Property Dispositions

During fiscal year 2015, the Company disposed of one multifamily property, one healthcare property, one industrial property, fifteen other commercial properties, and two unimproved properties for an aggregate sales price of $76.0 million, compared to dispositions totaling $80.9 million in fiscal year 2014. The fiscal year 2015 and 2014 dispositions are detailed below.

Fiscal 2015 (May 1, 2014 to April 30, 2015)

		(in thousands)
Dispositions	Date Disposed	Sales Price	Book Value and Sales Cost	Gain/(Loss)

Multifamily
83 unit - Lancaster - St. Cloud, MN	2014-09-22	$4,451	$3,033	$1,418

Healthcare
45,222 sq ft Jamestown Medical Office Building - Jamestown, MN	2015-02-05	12,819	8,710	4,109

Industrial
198,600 sq ft Eagan 2785 & 2795 - Eagan, MN	2014-07-15	3,600	5,393	(1,793)

Other
73,338 sq ft Dewey Hill - Edina, MN	2014-05-19	3,100	3,124	(24)
25,644 sq ft Weston Retail - Weston, WI	2014-07-28	n/a	1,176	(1,176)
74,568 sq ft Wirth Corporate Center - Golden Valley, MN	2014-08-29	4,525	4,695	(170)
52,000 sq ft Kalispell Retail - Kalispell, MT	2014-10-15	1,230	1,229	1
34,226 sq ft Fargo Express Center & SC Pad - Fargo, ND	2014-11-18	2,843	2,211	632
79,297 sq ft Northgate I — Maple Grove, MN	2014-12-01	7,200	6,881	319
14,820 sq ft Weston Walgreens — Weston, WI	2015-02-27	5,177	2,152	3,025
26,000 sq ft Northgate II - Maple Grove, MN	2015-03-02	2,725	1,727	998
45,019 sq ft Burnsville Bluffs II - Burnsville, MN	2015-03-25	1,245	2,245	(1,000)
26,186 sq ft Plymouth I - Plymouth, MN	2015-03-25	1,985	1,492	493
26,186 sq ft Plymouth II - Plymouth, MN	2015-03-25	1,625	1,356	269
26,186 sq ft Plymouth III - Plymouth, MN	2015-03-25	2,500	1,977	523
126,936 sq ft Plymouth IV & V - Plymouth, MN	2015-03-25	12,910	11,706	1,204
58,300 sq ft Southeast Tech Center - Eagan, MN	2015-03-25	3,300	4,196	(896)
61,138 sq ft Whitewater Plaza - Minnetonka, MN	2015-03-25	3,035	4,625	(1,590)
13,374 sq ft 2030 Cliff Road - Eagan, MN	2015-04-21	950	834	116
		54,350	51,626	2,724

Unimproved Land
Kalispell Unimproved - Kalispell, MT	2014-10-15	670	670	0
Weston — Weston, WI	2015-02-17	158	158	0
		828	828	0

Total Property Dispositions		$76,048	$69,590	$6,458

Fiscal 2014 (May 1, 2013 to April 30, 2014)

		(in thousands)
Dispositions	Date Disposed	Sales Price	Book Value and Sales Cost	Gain/(Loss)

Multifamily
84 unit - East Park - Sioux Falls, SD	2013-12-18	$2,214	$2,358	$(144)
48 unit - Sycamore Village - Sioux Falls, SD	2013-12-18	1,296	1,380	(84)
		3,510	3,738	(228)

Industrial
41,880 sq ft Bodycote Industrial Building- Eden Prairie, MN	2013-05-13	3,150	1,375	1,775
42,244 sq ft Fargo 1320 45th Street N - Fargo, ND	2013-05-13	4,700	4,100	600
49,620 sq ft Metal Improvement Company - New Brighton, MN	2013-05-13	2,350	1,949	401
172,057 sq ft Roseville 2929 Long Lake Road - Roseville, MN	2013-05-13	9,275	9,998	(723)
322,751 sq ft Brooklyn Park 7401 Boone Ave - Brooklyn Park, MN	2013-09-12	12,800	12,181	619
50,400 sq ft Cedar Lake Business Center - St. Louis Park, MN	2013-09-12	2,550	2,607	(57)
35,000 sq ft API Building - Duluth, MN	2013-09-24	2,553	1,488	1,065
59,292 sq ft Lighthouse - Duluth, MN	2013-10-08	1,825	1,547	278
606,006 sq ft Dixon Avenue Industrial Park - Des Moines, IA	2013-10-31	14,675	10,328	4,347
41,685 sq ft Winsted Industrial Building - Winsted, MN	2014-01-17	725	747	(22)
69,984 sq ft Minnetonka 13600 County Road 62 - Minnetonka, MN	2014-01-30	3,800	3,084	716
42,510 sq ft Clive 2075NW 94th Street - Clive, IA	2014-01-30	2,735	2,675	60
		61,138	52,079	9,059
Other
23,187 sq ft Eagan Community - Eagan, MN	2013-05-14	2,310	2,420	(110)
121,669 sq ft Bloomington Business Plaza - Bloomington, MN	2013-09-12	4,500	7,339	(2,839)
118,125 sq ft Nicollet VII - Burnsville, MN	2013-09-12	7,290	6,001	1,289
42,929 sq ft Pillsbury Business Center - Bloomington, MN	2013-09-12	1,160	1,164	(4)
10,625 sq ft Anoka Strip Center- Anoka, MN	2013-12-23	325	347	(22)
8,400 sq ft Burnsville 2 Strip Center - Burnsville, MN	2014-01-08	650	796	(146)
		16,235	18,067	(1,832)

Total Property Dispositions		$80,883	$73,884	$6,999

Development and Re-Development Projects

The following tables provide additional detail, as of April 30, 2015 and 2014, on the Company’s in-service (completed) development and re-development projects, and development and re-development projects in progress. All of these projects are excluded from the same-store pool. The Company measures initial yield on its development projects upon completion and achievement of target lease-up levels by measuring net operating income from the development against the cost of the project. Estimated initial yields on the projects listed below range from an estimated approximate 6.0% to an estimated approximate 14.0% initial yield. The higher initial returns are reflective of a project in Williston, North Dakota, a location which had been experiencing higher levels of economic growth due primarily to energy development.  The Company estimates that upon completion of the project, given the reduction in oil prices in the last year and resulting reduction in some demand for housing in this market, the actual initial yields will be more in-line with its yields on similar projects being achieved in the other markets in which we operate.

Projects Placed in Service in Fiscal Year 2015

				(in thousands)
Project Name and Location	Segment	Rentable Square Feet or Number of Units	Percentage Leased or Committed	Anticipated Total Cost(1)	Costs as of April 30, 2015(1)	Cost per Square Foot or Unit(1)	Date Placed in Service	Anticipated Same-Store Date
Dakota Commons - Williston, ND	Multifamily	44 units	95.5%	$10,736	$10,419	$244,000	Q1 2015	Q1 2017
Commons at Southgate - Minot, ND(2)	Multifamily	233 units	92.7%	37,201	35,042	159,661	Q3 2015	Q1 2017
Minot Southgate Wells Fargo Bank - Minot, ND	Other	4,998 sq ft	100%	3,288	3,186	658	Q3 2015	Q1 2017
Cypress Court II — St. Cloud, MN(3)	Multifamily	64 units	96.9%	7,028	6,767	109,813	Q3 2015	Q1 2017
Arcata - Golden Valley, MN	Multifamily	165 units	20.0%	33,448	31,728	202,715	Q3 2015	Q1 2017
Red 20 - Minneapolis, MN(4)	Multifamily	130 units	75.4%	29,462	28,312	226,631	Q3 2015	Q1 2017
Roseville 3075 Long Lake Rd - Roseville, MN	Industrial	202,807	5.0%	13,915	9,036	69	Q4 2015	Q1 2017
				$135,078	$124,490

(1)             Excludes tenant improvements and leasing commissions.

(2)             The Company is currently an approximately 52.9% partner in the joint venture entity constructing this project; the anticipated total cost amount given is the total cost to the joint venture entity.

(3)             The Company is an approximately 86.1% partner in the joint venture entity constructing this project; the anticipated total cost amount given is the total cost to the joint venture entity.

(4)             The Company is an approximately 58.6% partner in the joint venture entity constructing this project; the anticipated total cost amount given is the total cost to the joint venture entity. The anticipated total cost includes approximately 10,625 square feet of retail space.

Projects in Progress at April 30, 2015

				(in thousands)
Project Name and Location	Planned Segment	Rentable Square Feet or Number of Units	Percentage Leased or Committed	Anticipated Total Cost	Costs as of April 30, 2015(1)	Anticipated Construction Completion
Chateau II - Minot, ND	Multifamily	72 units	13.9%	14,711	13,129	1Q 2016
Edina 6565 France SMC III - Edina, MN	Healthcare	57,479 sq ft	24.2%	36,752	22,549	1Q 2016
Minot Southgate Retail - Minot, ND	Other	7,963 sq ft	0%	2,923	2,164	1Q 2016
Renaissance Heights - Williston, ND(2)	Multifamily	288 units	44.5%	62,362	59,087	1Q 2016
Deer Ridge — Jamestown, ND	Multifamily	163 units	8.6%	24,519	15,355	2Q 2016
PrairieCare Medical - Brooklyn Park, MN	Healthcare	72,895 sq ft	100%	24,251	19,457	2Q 2016
Cardinal Point - Grand Forks, ND	Multifamily	251 units	18.3%	40,042	26,450	3Q 2016
71 France Phases I, II, & III - Edina, MN(3)	Multifamily	241 units	6.2%	73,290	35,137	1Q 2017

Other	n/a	n/a	n/a	n/a	6,618	n/a
				$278,850	$199,946

(1)         Includes costs related to development projects that are placed in service in phases (Renaissance Heights - $46.0 million).

(2)         The Company is an approximately 70% partner in the joint venture entity constructing this project; the anticipated total cost amount given is the total cost to the joint venture entity.

(3)         The project will be constructed in three phases by a joint venture entity in which the Company has an approximately 52.6% interest. The anticipated total cost amount given is the total cost to the joint venture entity. The anticipated total cost includes approximately 21,772 square feet of retail space.

Projects Placed in Service in Fiscal Year 2014

				(in thousands)
Project Name and Location	Segment	Square Feet or Number of Units	Percentage Leased or Committed	Anticipated Total Cost(1)	Costs as of April 30, 2014(1)	Cost per Square Foot or Unit(1)	Date Placed in Service	Anticipated Same-Store Date
Landing at Southgate - Minot, ND(2)	Multifamily	108 units	99.1%	$15,792	$15,126	$146,222	Q2 2014	Q1 2016
Cypress Court - St. Cloud, MN(3)	Multifamily	132 units	96.2%	14,322	13,564	108,500	Q3 2014	Q1 2016
River Ridge - Bismarck, ND	Multifamily	146 units	92.5%	25,863	25,008	177,144	Q3 2014	Q1 2016
				$55,977	$53,698

(1)             Excludes tenant improvements and leasing commissions.

(2)             The project is owned by a joint venture in which the Company has an approximately 52.9% interest.

(3)             The project is owned by a joint venture in which the Company has an approximately 86.1% interest.

Projects in Progress at April 30, 2014

				(in thousands)
Project Name and Location	Planned Segment	Square Feet or Number of Units	Percentage Leased or Committed	Anticipated Total Cost	Costs as of April 30, 2014(1)	Anticipated Construction Completion
Dakota Commons - Williston, ND	Multifamily	44 units	0%	$10,736	$9,013	Q1 2015
Commons at Southgate - Minot, ND(2)	Multifamily	233 units	0%	37,201	28,065	Q2 2015
Cypress Court II — St. Cloud, MN(3)	Multifamily	66 units	0%	7,028	1,580	Q3 2015
Arcata - Golden Valley, MN	Multifamily	165 units	0%	33,448	13,018	Q3 2015
Red 20 - Minneapolis, MN(4)	Multifamily	130 units and 10,625 sq ft	0%	29,462	13,980	Q3 2015
Renaissance Heights I - Williston, ND(5)	Multifamily	288 units	13.2%	62,362	39,017	Q4 2015
Chateau II - Minot, ND(6)	Multifamily	72 units	0%	14,711	2,098	Q4 2015
Cardinal Point - Grand Forks, ND	Multifamily	251 units	0%	40,042	6,829	Q1 2016
Other	n/a	n/a	n/a	n/a	2,496	n/a
				$234,990	$116,096

(1)         Includes costs related to development projects that are placed in service in phases (Renaissance Heights I - $11.5 million).

(2)         The Company is an approximately 52.9% partner in the joint venture entity constructing this project; the anticipated total cost amount given is the total cost to the joint venture entity.

(3)         The Company is an approximately 86.1% partner in the joint venture entity constructing this project; the anticipated total cost amount given is the total cost to the joint venture entity.

(4)         The Company is an approximately 58.6% partner in the joint venture entity constructing this project; the anticipated total cost amount given is the total cost to the joint venture entity.

(5)         The Company is an approximately 70% partner in the joint venture entity constructing this project; the anticipated total cost amount given is the total cost to the joint venture entity.

(6)         On December 5, 2013, this development project was destroyed by fire. See Note 2 of the Notes to the Consolidated Financial Statements in this report for additional information.

Funds From Operations

IRET considers Funds from Operations (“FFO”) a useful measure of performance for an equity REIT. IRET uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). NAREIT defines FFO to mean “net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” In addition, in October 2011 NAREIT clarified its computation of FFO so as to exclude impairment charges for all periods presented. Because of limitations of the FFO definition adopted by NAREIT, IRET has made certain interpretations in applying the definition. IRET believes all such interpretations not specifically provided for in the NAREIT definition are consistent with the definition.

IRET management considers that FFO, by excluding depreciation costs, the gains or losses from the sale of operating real estate properties and extraordinary items as defined by GAAP, is useful to investors in providing an additional perspective on IRET’s operating results. Historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation, that the value of real estate assets decreases predictably over time.  However, real estate asset values have historically risen or fallen with market conditions.  NAREIT’s definition of FFO, by excluding depreciation costs, reflects the fact that depreciation charges required by GAAP may not reflect underlying economic realities. Additionally, the exclusion, in NAREIT’s definition of FFO, of gains and losses from the sales of previously depreciated operating real estate assets, assists IRET management and investors in identifying the operating results of the long-term assets that form the core of IRET’s investments, and assists in comparing those operating results between periods.  FFO is used by IRET’s management and investors to identify trends in occupancy rates, rental rates and operating costs.

While FFO is widely used by REITs as a primary performance metric, not all real estate companies use the same definition of FFO or calculate FFO in the same way. Accordingly, FFO presented here is not necessarily comparable to FFO presented by other real estate companies.

FFO should not be considered as an alternative to net income as determined in accordance with GAAP as a measure of IRET’s performance, but rather should be considered as an additional, supplemental measure, and should be viewed in conjunction with net income as presented in the consolidated financial statements included in this report. FFO does not represent cash generated from operating activities in accordance with GAAP, and is not necessarily indicative of sufficient cash flow to fund all of IRET’s needs or its ability to service indebtedness or make distributions.

FFO applicable to common shares and limited partnership units for the fiscal year ended April 30, 2015 was $86.6 million, compared to $79.9 million and $78.9 million for the fiscal years ended April 30, 2014 and 2013, respectively.

Reconciliation of Net Income Attributable to Investors Real Estate Trust to Funds From Operations

For the years ended April 30, 2015, 2014 and 2013:

	(in thousands, except per share and unit amounts)
	2015			2014				2013
Fiscal Years Ended April 30,	Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)	Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)

Net income (loss) attributable to Investors Real Estate Trust	$24,087		$	$(13,174)		$		$25,530		$
Less dividends to preferred shareholders	(11,514)			(11,514)				(9,229)
Net income (loss) available to common shareholders	12,573	118,004	0.11	(24,688)	105,331	(0.23)		16,301	93,344	0.17
Adjustments:
Noncontrolling interests — Operating Partnership	1,526	16,594		(4,676)	21,697			3,633	21,191
Depreciation and amortization(1)	70,450			71,830				65,542
Impairment of real estate	6,105			44,426				305
Gains on depreciable property sales attributable to Investors Real Estate Trust	(4,079)			(6,948)				(6,885)
Funds from operations applicable to common shares and Units	$86,575	134,598	$0.64	$79,944	127,028		$0.63	$78,896	114,535	$0.69

(1)             Real estate depreciation and amortization consists of the sum of depreciation/amortization related to real estate investments and amortization related to non-real estate investments from the Consolidated Statements of Operations, totaling $51,775, $50,069 and $42,430 and depreciation/amortization from Discontinued Operations of $18,832, $21,859 and $23,319, less corporate-related depreciation and amortization on office equipment and other assets of $157, $98 and $207 for the fiscal year ended April 30, 2015, 2014 and 2013.

(2)             Units of the Operating Partnership are exchangeable for common shares of beneficial interest on a one-for-one basis.

(3)             Net income is calculated on a per share basis. FFO is calculated on a per share and unit basis.

Cash Distributions

The following cash distributions were paid to our common shareholders and unitholders during fiscal years 2015, 2014 and 2013:

	Fiscal Years
Quarters	2015	2014	2013
First	$.1300	$.1300	$.1300
Second	.1300	.1300	.1300
Third	.1300	.1300	.1300
Fourth	.1300	.1300	.1300
	$.5200	$.5200	$.5200

The cash distributions remained the same in fiscal years 2015, 2014 and 2013.

Liquidity and Capital Resources

Overview

The Company’s principal liquidity demands are maintaining distributions to the holders of the Company’s common and preferred shares of beneficial interest and Units, capital improvements and repairs and maintenance to the Company’s properties, acquisition of additional properties, property development, tenant improvements and debt service and repayments.

The Company has historically met its short-term liquidity requirements through net cash flows provided by its operating activities, and, from time to time, through draws on its lines of credit. Management considers the Company’s ability to generate cash from property operating activities, cash-out refinancing of existing properties and, from time to time, draws on its line of credit to be adequate to meet all operating requirements and to make distributions to its shareholders in accordance with the REIT provisions of the Internal Revenue Code. Budgeted expenditures for ongoing maintenance and capital improvements and renovations to our real estate portfolio are also generally expected to be funded from existing cash on hand, cash flow generated from property operations, cash-out refinancing of existing properties, and/or new borrowings, and the Company believes it will have sufficient cash to meet its commitments over the next twelve months. However, the commercial real estate markets continue to experience challenges including reduced occupancies and rental rates as well as some restrictions on the availability of financing. In the event of deterioration in property operating results, or absent the Company’s ability to successfully continue cash-out refinancing of existing properties and/or new borrowings, the Company may need to consider additional cash preservation alternatives, including scaling back development activities, capital improvements and renovations. Budgeted expenditures for ongoing maintenance and capital improvements and renovations at our properties are also generally expected to be funded from existing cash on hand, cash flow generated from property operations, cash-out refinancing of existing properties, and/or new borrowings, and the Company believes it will have sufficient cash to meet its commitments over the next twelve months, including an estimated $22.6 million in capital expenditures (excluding capital expenditures recoverable from tenants and tenant improvements). For the fiscal year ended April 30, 2015, the Company paid distributions of $53.7 million in cash and $15.6 million in common shares pursuant to our DRIP to common shareholders and unitholders of the Operating Partnership, as compared to net cash provided by operating activities of $112.9 million and FFO of $86.6 million.

To the extent the Company does not satisfy its long-term liquidity requirements, which consist primarily of maturities under the Company’s long-term debt, construction and development activities and potential acquisition opportunities, through net cash flows provided by operating activities and its credit facilities, the Company intends to satisfy such requirements through a combination of funding sources which the Company believes will be available to it, including the issuance of Units, additional common or preferred equity, proceeds from the sale of properties, and additional long-term secured or unsecured indebtedness.  However, our ability to raise funds through the sale of equity securities, the sale of properties, and additional long-term secured or unsecured borrowings is dependent on, among other things, general economic conditions, general market conditions for REITs, our operating performance, and the current trading price of our common shares, and the capital and debt markets may not consistently be available at all or on terms that we consider attractive. In particular, as a result of the economic downturn and turmoil in the capital markets, the availability of secured and unsecured loans was for a time sharply curtailed. We cannot predict whether these conditions will recur. As a result of general economic conditions in our markets, economic downturns affecting the ability to attract and retain tenants, unfavorable fluctuations in interest rates or our share price, unfavorable changes in the supply of competing properties, or our properties not performing as expected, we may not generate sufficient cash flow from operations or otherwise have access to capital on favorable terms, or at all. If we are unable to obtain capital from other sources, we may not be able to pay the distribution required to maintain our status as a REIT, make required principal and interest payments, make strategic acquisitions or make necessary routine capital improvements or undertake re-development opportunities with respect to our existing portfolio of operating assets. In addition, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the holder of the mortgage could foreclose on the property, resulting in loss of income and asset values.

Sources and Uses of Cash

As of April 30, 2015, the Company, through its Operating Partnership as borrower, had one secured line of credit with First International Bank and Trust, Watford City, North Dakota, as lead bank. This line of credit matures on September 1, 2017. The line of credit had, as of April 30, 2015, lending commitments of $90.0 million. Participants in this secured credit facility as of April 30, 2015 included, in addition to First International Bank, the following financial institutions:  The Bank of North Dakota; First Western Bank and Trust; Dacotah Bank; United Community Bank; American State Bank & Trust Company; Town & Country Credit Union; Highland Bank and United Bankers’ Bank. As of April 30, 2015, the Company had advanced $60.5 million under the line of credit. The line of credit has a minimum outstanding principal balance requirement of $17.5 million. The interest rate on borrowings under the line of credit is the Wall Street Journal Prime Rate plus 1.25%, with a floor of 4.75% and a cap of 8.65% during the initial term of the line of credit. Interest-only payments are due monthly based on the total amount of advances outstanding. The line of credit may be prepaid at par at any time. The line of credit includes covenants and restrictions requiring the Company to achieve on a calendar quarter basis a debt service coverage ratio on borrowing base collateral of 1.25x in the aggregate and 1.00x on individual assets in the collateral pool, and the Company is also required to maintain minimum depository account(s) totaling $6.0 million with First International, of which $1.5 million is to be held in a non-interest bearing account. As of April 30, 2015, 15 properties with a total cost of

$136.1 million collateralized this line of credit. As of April 30, 2015, the Company believes it is in compliance with its covenants.

The Company maintains compensating balances, not restricted as to withdrawal, with several financial institutions in connection with financing received from those institutions and/or to ensure future credit availability. At April 30, 2015 the Company’s compensating balances totaled $14.3 million and consisted of the following: First International Bank, Watford City, North Dakota, deposit of $6.1 million; Private Bank, Minneapolis, Minnesota, deposit of $2.0 million; Associated Bank, Green Bay, Wisconsin, deposit of $3.6 million; American National Bank, Omaha, Nebraska, deposit of $400,000; Dacotah Bank, Minot, North Dakota, deposit of $350,000; United Community Bank, Minot, North Dakota, deposit of $275,000; Peoples State Bank of Velva, North Dakota, deposit of $225,000; Commerce Bank, a Minnesota Banking Corporation, deposit of $100,000; and Bremer Bank, Saint Paul, Minnesota, deposit of $1.3 million.

During the second quarter of fiscal year 2014, the Company and its Operating Partnership entered into an at-the-market, or ATM, sales agreement with Robert W. Baird & Co. Incorporated as sales agent, where the Company may from time to time sell the Company’s common shares of beneficial interest having an aggregate offering price of up to $75 million. The shares issuable under this agreement are registered with the SEC on our Registration Statement on Form S-3 (No. 333-189637), pursuant to a prospectus supplement dated August 30, 2013 to the prospectus dated June 27, 2013. The Company issued no common shares under this program during fiscal years 2015 and 2014.

During fiscal year 2015, credit markets continued to be stable, with credit availability relatively unconstrained and benchmark interest rates remaining at or near historic lows. Underwriting on commercial real estate continues to be more conservative compared to the underwriting standards employed prior to the recessionary period, however, and we continue to find recourse security more frequently required, lower amounts of proceeds available, and lenders limiting the amount of financing available in an effort to manage capital allocations and credit risk.  While we continue to expect to be able to refinance our debt maturing in the next twelve months without significant issues, we also expect lenders to continue to employ conservative underwriting regarding asset quality, occupancy levels and tenant creditworthiness.  As we were in regard to fiscal year 2015, we remain cautious regarding our ability in fiscal year 2016 to rely on cash-out refinancing at levels we had achieved in recent years to provide funds for investment opportunities and other corporate purposes. Additionally, while to date there has been no material negative impact on our ability to borrow in our multifamily segment, we continue to monitor the roles of the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae) in financing multifamily properties and their general capacity to lend given allocations set by the Federal Housing Finance Agency. We consider that one of the consequences of a modification in the agencies’ roles in recent years could potentially lead to a narrowing of their lending focus away from the smaller secondary or tertiary markets which we generally target, to multifamily properties in major metropolitan markets. IRET has historically obtained a significant portion of its multifamily debt from Freddie Mac, and we continue to plan to refinance portions of our maturing multifamily debt with these two entities, so any change in their ability or willingness to lend going forward could result in higher loan costs and/or more constricted availability of financing for us.

As of April 30, 2015, approximately 13.1%, or $10.1 million of our mortgage debt maturing in the next twelve months is placed on multifamily assets, and approximately 86.9%, or $66.9 million, is placed on properties in our two commercial segments. Mortgage debt maturing in the first two quarters of fiscal year 2016 totals approximately $27.2 million. Of this $27.2 million, the Company paid off $1.9 million on May 1, 2015. The Company expects to refinance $25.3 million in the first two quarters of fiscal year 2016. The Company typically seeks to refinance its maturing mortgage debt, although under certain circumstances the Company may choose to repay the debt rather than refinance, depending on the loan amount outstanding, Company plans for the property securing the debt, interest rates and other loan terms available, and other factors specific to a particular property. Under present market conditions, the Company currently expects to be able to refinance its individual mortgage loans maturing in the next twelve months, should it choose to refinance rather than pay off some or all of these loans.  On April 14, 2015, the Company received a default notice regarding the $122.6 million non-recourse loan between a Company subsidiary as borrower and Citigroup Global Markets Realty Corp as lender due to a nonpayment on April 6, 2015. The aggregate estimated fair value of the assets securing this loan is less than the outstanding loan balance of $122.6 million. This loan matures in October 2016 and has an interest rate of 5.93%. The Company cannot predict the outcome of the discussions with the special servicer on this loan.

IRET during fiscal year 2015 acquired properties with an investment cost totaling $56.3 million.  In fiscal year 2015, IRET disposed of one multifamily property, one healthcare property, one industrial property, fifteen other commercial properties, and two unimproved properties for sales prices totaling approximately $76.0 million, compared to dispositions totaling $80.9 million in fiscal year 2014.

The Company has a Distribution Reinvestment and Share Purchase Plan (“DRIP”). The DRIP provides common shareholders and Unitholders of the Company an opportunity to invest their cash distributions in common shares of the Company, currently at a discount of 3% from the market price, and to purchase additional shares through voluntary cash contributions at market price. The maximum monthly voluntary cash contribution permitted without prior Company approval is currently $10,000. The Company may issue waivers to DRIP participants to provide for investments in excess of the $10,000 maximum monthly investment. During fiscal year 2015, the Company issued approximately 926,000 shares at an average price of $8.64 per share pursuant to such waivers, for total net proceeds to the Company of $8.0 million. During fiscal year 2014, the Company issued 1.4 million shares at an average price of $8.88 per share pursuant to such waivers, for total net proceeds to the Company of $12.0 million. During fiscal year 2013, the Company issued approximately 755,000 shares at an average price of $7.94 per share pursuant to such waivers, for total net proceeds to the Company of $6.0 million. During fiscal year 2015, 8.1 million common shares with a total value of $64.9 were issued under the DRIP plan. During fiscal year 2014, 6.6 million common shares with a total value of $55.8 million were issued under the DRIP plan and 5.3 million common shares with a total value of $43.1 million were issued under the plan during fiscal year 2013.

The issuance of Units for property acquisitions continues to be a source of capital for the Company. During fiscal year 2015, approximately 89,000 Units, valued at issuance at approximately $800,000 were issued in connection with the Company’s acquisition of property. Approximately 361,000 units, valued at issuance at $3.5 million, and 1.6 million units, valued at issuance at $12.6 million, respectively, were issued in connection with property acquisitions during fiscal years 2014 and 2013.

As a result of the issuance of common shares pursuant to our shelf registration statement and DRIP, the Company’s equity capital increased during fiscal 2015 by $67.5 million. Additionally, the equity capital of the Company increased by approximately $800,000 as a result of contributions of real estate in exchange for Units, as summarized above, resulting in a total increase in equity capital of $68.3 million from these sources during fiscal year 2015. The Company’s equity capital increased by $59.4 million and $111.6 million in fiscal years 2014 and 2013, respectively, as a result of the issuance of common shares pursuant to our shelf registration statement and DRIP, net of fractional shares repurchased, and contributions of real estate in exchange for Units.

Cash and cash equivalents on April 30, 2015 totaled $49.0 million, compared to $47.3 million and $94.1 million on the same date in 2014 and 2013, respectively. Net cash provided by operating activities increased to $114.2 million in fiscal year 2015 from $92.5 million in fiscal year 2014 due primarily to an increase in net income. Net cash provided by operating activities increased to $92.5 million in fiscal year 2014 from $77.7 million in fiscal year 2013 due primarily to an increase in net income, exclusive of impairment of real estate investments.

Net cash used by investing activities increased to $176.4 million in fiscal year 2015, compared to $121.8 million in fiscal year 2014. Net cash provided by investing activities was $134.1 million in fiscal year 2013. The increase in net cash used by investing activities is fiscal year 2015 compared to fiscal year 2014 was due primarily to an increase in payments for development and re-development of real estate assets net of an increase in proceeds from sale of real estate and other investments and a decrease in proceeds from discontinued operations. The decrease in net cash used by investing activities in fiscal year 2014 compared to fiscal year 2013 was due primarily to an increase in proceeds from discontinued operations, net of an increase in payments for development and re-development of real estate assets. Net cash provided by financing activities was $63.9 million in fiscal year 2015, compared to $17.5 million net cash used by financing activities in fiscal year 2014, with the change due primarily to an increase in proceeds from mortgages payable and proceeds from construction debt. Net cash used by financing activities was $17.5 million in fiscal year 2014, compared to $110.6 million net cash provided by financing activities in fiscal year 2013, with the change due primarily to proceeds from a public offering of preferred shares in fiscal year 2013.

Financial Condition

Mortgage Loan Indebtedness. Mortgage loan indebtedness was $668.1 million on April 30, 2015 and $679.0 million on April 30, 2014. Approximately 92.8% of such mortgage debt is at fixed rates of interest, with staggered maturities. This limits the Company’s exposure to changes in interest rates, which minimizes the effect of interest rate fluctuations on the Company’s results of operations and cash flows. As of April 30, 2015, the weighted average rate of interest on the Company’s mortgage debt, excluding mortgages on properties held for sale, was 4.95% compared to 5.16% on April 30, 2014.

Construction Loan Indebtedness. Construction loan indebtedness was $136.2 million on April 30, 2015 and $63.1 million on April 30, 2014. As of April 30, 2015, the weighted average rate of interest on the Company’s construction loan indebtedness was 3.38%, compared to 3.08% on April 30, 2014.

Revolving lines of credit. As of April 30, 2015, the Company had one secured line of credit with First International Bank and Trust, Watford City, North Dakota, as lead bank. This line of credit had, as of April 30, 2015, lending commitments of $90.0 million.  The facility has a maturity date of September 1, 2017, and is secured by mortgages on 15 properties; under the terms of the line of credit, properties may be added and removed from the collateral pool with the agreement of the lenders. Participants in this credit facility as of April 30, 2015 included, in addition to First International Bank, the following financial institutions:  The Bank of North Dakota; First Western Bank and Trust; Dacotah Bank; United Community Bank; American State Bank & Trust Company; Town & Country Credit Union; Highland Bank and United Bankers’ Bank. The line of credit has a current interest rate of 4.75% and a minimum outstanding principal balance requirement of $17.5 million, and as of April 30, 2015, the Company had borrowed $60.5 million. The facility includes covenants and restrictions requiring the Company to achieve on a calendar quarter basis a debt service coverage ratio on borrowing base collateral of 1.25x in the aggregate and 1.00x on individual assets in the collateral pool, and the Company is also required to maintain minimum depository account(s) totaling $6.0 million with First International, of which $1.5 million is to be held in a non-interest bearing account. As of April 30, 2015, 15 properties with a total cost of $136.1 million collateralized this line of credit. As of April 30, 2015, the Company believes it is in compliance with the facility covenants.

Property Owned. Property owned was $1.5 billion at April 30, 2015 and April 30, 2014.

Cash and Cash Equivalents. Cash and cash equivalents on April 30, 2015 totaled $49.0 million, compared to $47.3 million on April 30, 2014. The increase in cash on hand on April 30, 2015, as compared to April 30, 2014, was due primarily to proceeds from sale of real estate and proceeds from mortgage and construction debt net of acquisitions and development of property.

Other Investments. Other investments, consisting of bank certificates of deposit, was $329,000 on April 30, 2015, and April 30, 2014.

Operating Partnership Units. Outstanding limited partnership units in the Operating Partnership decreased to 14.0 million units on April 30, 2015, compared to 21.1 million units on April 30, 2014. The decrease in units outstanding at April 30, 2015 as compared to April 30, 2014, resulted from the issuance of units in exchange for property, net of the conversion of units to shares.

Common and Preferred Shares of Beneficial Interest. Common shares of beneficial interest outstanding on April 30, 2015 totaled 124.5 million, compared to 109.0 million common shares outstanding on April 30, 2014. This increase in common shares outstanding from April 30, 2014 to April 30, 2015 was due to the issuance of common shares in exchange for limited partnership interests of the Company’s Operating Partnership, conversion of units to commons shares and, issuance of common shares under the Company’s distribution reinvestment plan.

On April 5, 2013, the Company completed the public offering of approximately 6.0 million common shares of beneficial interest at a public offering price of $9.25 per share, for net proceeds of approximately $53.0 million after underwriting discounts and estimated offering expenses. The Company contributed the net proceeds from the sale of common shares to the Operating Partnership for general business purposes, including the acquisition and development of income-producing real estate properties and debt repayment. The common shares were registered under a shelf registration statement declared effective on May 4, 2010, and which expired on May 4, 2013.

During fiscal year 2013, IRET issued 300,000 common shares at a weighted average price per share of $7.24 under its ATM equity program with BMO Capital Markets Corp. as sales agent, for net proceeds (before offering expenses but after underwriting discounts and commissions) of $2.1 million, used for general corporate purposes including the acquisition and development of investment properties. On April 1, 2013 the Company terminated this ATM equity program. During the second quarter of fiscal year 2014, the Company and its Operating Partnership entered into an ATM sales agreement with Robert W. Baird & Co. Incorporated as sales agent, pursuant to which the Company may from time to time sell the Company’s common shares of beneficial interest having an aggregate offering price of up to $75 million. The shares issuable under this agreement are registered with the SEC on our Registration Statement on Form S-3 (No. 333-189637), pursuant to a prospectus supplement dated August 30, 2013 to the prospectus dated June 27, 2013. The Company issued no common shares under this program during fiscal year 2015 and 2014.

The Company issued approximately 8.1 million common shares pursuant to its Distribution Reinvestment and Share Purchase Plan during fiscal year 2015, for a total value of approximately $64.9 million. Conversions of 7.2 million Units to common shares during fiscal year 2015, for a total of approximately $41.3 million in IRET shareholders’ equity, also increased the Company’s common shares of beneficial interest outstanding during the twelve months ended April 30, 2015 compared to the twelve months ended April 30, 2014.

As of April 30, 2015, the Company had 1.15 million Series A preferred shares and 4.6 million Series B preferred shares outstanding.

Contractual Obligations and Other Commitments

The primary contractual obligations of the Company relate to its borrowings under its line of credit and mortgage notes payable. The Company’s line of credit matures in September 2017, and had $60.5 million in loans outstanding at April 30, 2015. The principal and interest payments on the mortgage notes payable, including properties held for sale, for the years subsequent to April 30, 2015, are included in the table below as “Long-term debt.” Interest due on variable rate mortgage notes is calculated using rates in effect on April 30, 2015. The “Other Debt” category consists primarily of principal and interest payments on construction loans.

As of April 30, 2015, the Company was a tenant under operating ground or air rights leases on eleven of its properties. The Company pays a total of approximately $500,000 per year in rent under these leases, which have remaining terms ranging from 0.5 to 86 years, and expiration dates ranging from October 2015 to October 2100.

Purchase obligations of the Company represent those costs that the Company is contractually obligated to pay in the future. The Company’s significant purchase obligations as of April 30, 2015, which the Company expects to finance through debt and operating cash, are summarized in the following table. The significant components in the purchase obligation category are costs for construction and expansion projects and capital improvements at the Company’s properties. Service orders or contracts for the provision of routine maintenance services at our properties, such as landscaping and grounds maintenance, are not included in the table below, since these arrangements are generally based on current needs, are filled by our service providers within short time horizons, and may be cancelled without penalty. The expected timing of payment of the obligations discussed below is estimated based on current information.

	(in thousands)
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt (principal and interest)	$1,171,949	$170,224	$361,524	$256,230	$383,971
Line of credit (principal and interest)(1)	$67,325	$2,690	$64,635	$0	$0
Other debt (principal and interest)	$147,214	$85,550	$11,776	$48,588	$1,300
Operating lease obligations	$23,038	$478	$898	$898	$20,764
Purchase obligations	$97,593	$93,593	$4,000	$0	$0
Total	$1,507,119	$352,535	$442,833	$305,716	$406,035

(1)         The future interest payments on the Company’s line of credit were estimated using the outstanding principal balance and interest rate in effect as of April 30, 2015.

Off-Balance-Sheet Arrangements

As of April 30, 2015, the Company had no significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Recent Developments

Common and Preferred Share Distributions. On June 2, 2015, the Company’s Board of Trustees declared the following distributions:

Class of shares/units	Quarterly Amount per Share or Unit	Record Date	Payment Date
Common shares and limited partnership units	$0.1300	June 15, 2015	July 1, 2015
Preferred shares:
Series A	$0.5156	June 15, 2015	June 30, 2015
Series B	$0.4968	June 15, 2015	June 30, 2015

Pending Acquisition.  Subsequent to the end of fiscal year 2015, the Company signed a purchase agreement to acquire an approximately 28,000-square foot medical office property in Omaha, Nebraska for a purchase price of $6.5 million to be paid in cash.  This pending acquisition is subject to various closing conditions and contingencies, and no assurances can be given that it will be completed on the terms currently expected or at all.

Completed Disposition.  On May 18, 2015, the Company sold Thresher Square, an office property in Minneapolis, Minnesota, for a sale price of $7.0 million.

Pending Dispositions.  On June 12, 2015, the Company signed an agreement to sell 34 office properties located in 8 states for a sale price of $250.0 million. Also on June 12, 2015, a joint venture in which the Company has a 51% interest signed an agreement to sell five office properties in Mendota Heights, Minnesota, for a sale price of $40.0 million. On June 25, 2015, the Company signed an agreement to sell 17 retail properties and one parcel of unimproved land located in Minnesota, North Dakota and Nebraska for a sale price of $81.5 million. These pending dispositions are part of the Company’s previously announced strategic plan to explore the sale of its office and retail portfolios and the sales are expected to be completed in the second or third quarter of fiscal year 2016. These pending dispositions are subject to various closing conditions and contingencies, and no assurances can be given that the transaction will be completed on the terms currently expected, or at all.

Commitment Increase to Credit Facility. Under the terms of the First Amendment to Amended and Restated Loan Agreement with First International Bank & Trust as lead bank, the commitment amount may be increased from $90.0 million up to $100.0 million upon meeting various conditions. Subsequent to the end of fiscal year 2015, the Company met such conditions, including providing additional collateral, and the total commitment amount was increased to $100.0 million.